Exhibit 2.1

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

Cemtrex, Inc. and Subsidiaries

KAUFVERTRAG
über die Vermögensgegenstände der
ROB HOLDING AG
ROB ELECTRONIC GMBH
ROB CONNECT GMBH
ROB ENGINEERING GMBH

vom 10. September 2013

Zwischen

1. Herr Rechtsanwalt Marc Schmidt-Thieme,

   geschäftsansässig:

   Soldnerstr. 2, 68219 Mannheim

   handelnd nicht im eigenen Namen, sondern als Insolvenzverwalter über das Vermögen der

   ROB ELECTRONIC GmbH,

   Sitz: Neulingen- Göbrichen, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 503828 Gesellschaft mit beschränkter Haftung,

   aufgrund Bestallungsurkunde des Amtsgerichts Pforzheim vom 26. März 2013 (Az.: 4 IE 50/13)

2. Herr Rechtsanwalt Tobias Hoefer, geschäftsansässig:

   Soldnerstr. 2, 68219 Mannheim

   handelnd nicht im eigenen Namen, sondern als Insolvenzverwalter über das Vermögen der

ASSET PURCHASE AGREEMENT
regarding the assets of
ROB HOLDING AG
ROB ELECTRONIC GMBH
ROB CONNECT GMBH
ROB ENGINEERING GMBH

dated 10 September 2013

Between

1. The lawyer, Marc Schmidt-Thieme,

   Having his business address:

   Soldnerstr. 2, 68219 Mannheim

   not acting in his own name, but as the Insolvency Administrator of the assets of

   ROB ELECTRONIC GmbH,

   Corporate seat: Neulingen- Göbrichen, registered with the commercial register at the Local Court of Mannheim under no. HRB 503828

   on basis of the appointment of the Local Court of Pforzheim of 26 March 2013 (file number.: 4 IE 50/13)

2. The lawyer Tobias Hoefer, having his business address:

   Soldnerstr. 2, 68219 Mannheim

   not acting in his own name, but as the Insolvency Administrator of the assets of

ROB ENGINEERING GMBH,

Sitz: Neulingen- Göbrichen, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 50 4934,

aufgrund Bestellungsurkunde des Amtsgerichts Pforzheim vom 26. März 2013 (Az.: 4 IE 51/13)

ROB HOLDING AG,

Sitz: Neulingen- Göbrichen, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 505202

aufgrund Bestellungsurkunde des Amtsgerichts Pforzheim vom 26. März 2013 (Az.: 4 IE 48/13)

ROB CONNECT GmbH,

Sitz: Neulingen- Göbrichen, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 505171

auf Grund Bestellungsurkunde des Amtsgerichts Pforzheim vom 26. März 2013 (Az.: 4 IE 49/13).

3. **Cemtrex UG,**

mit Sitz in Berlin, eingetragen im Handelsregister des Amtsgerichts Berlin (Charlottenburg) unter HRB 152284, vertreten durch ihren Geschäftsführer Arun Govil

ROB ENGINEERING GMBH,

Corporate seat: Neulingen- Göbrichen, registered with the commercial register at the Local Court of Mannheim under no. HRB 50 4934,

on basis of the appointment of the Local Court of Pforzheim of 26 March 2013 (file number.: 4 IE 51/13)

ROB HOLDING AG,

Corporate seat: Neulingen- Göbrichen, registered with the commercial register at the Local Court of Mannheim under no. HRB 505202,

on basis of the appointment of the Local Court of Pforzheim of 26 March 2013 (file number.: 4 IE 48/13)

ROB CONNECT GmbH,

Corporate seat: Neulingen- Göbrichen, registered with the commercial register at the Local Court of Mannheim under no. HRB 505171,

on basis of the appointment of the Local Court of Pforzheim of March 26, 2013 (file number.: 4 IE 49/13)

3. **Cemtrex UG,**

with corporate seat in Berlin, registered with the commercial register at the local court of Berlin (Charlottenburg) under no. HRB 152284, represented by the managing director Arun Govil

A. **Präambel**

1.

a) Über das Vermögen der **ROB Holding AG** (HRB 505202) – nachfolgend: **„Schuldnerin 1"** - wurde durch Beschluss des Insolvenzgerichtes Pforzheim vom 01.06.2013 das Insolvenzverfahren eröffnet und Herr Rechtsanwalt Tobias Hoefer zum Insolvenzverwalter – nachfolgend: **„Insolvenzverwalter 1"** - ernannt. Eine Kopie des Beschlusses ist dieser Vereinbarung als **Anlage 1** beigefügt.

b) Über das Vermögen der **ROB ENGENEERING GmbH** (HRB 504934) – nachfolgend: **„Schuldnerin 2"** - wurde durch Beschluss des Insolvenzgerichtes Pforzheim vom 01. Juni 2013 das Insolvenzverfahren eröffnet und Herr Rechtsanwalt Tobias Hoefer zum Insolvenzverwalter ernannt.

Eine Kopie des Beschlusses ist dieser Vereinbarung als **Anlage 1** beigefügt.

c) Über das Vermögen der **ROB ELECTRONIC GmbH** (HRB 503824) – nachfolgend: **„Schuldnerin 3"** - wurde durch Beschluss des Insolvenzgerichtes Pforzheim vom 1 Juni 2013 das Insolvenzverfahren eröffnet und Herr Rechtsanwalt Marc Schmidt-Thieme zum Insolvenzverwalter – nachfolgend: **„Insolvenzverwalter 2"** (zusammen mit dem Insolvenzverwalter 1 auch die **"Verkäufer"** bzw. jeweils einzeln **"Verkäufer"** - ernannt.

Eine Kopie des Beschlusses ist dieser Vereinbarung als **Anlage 1** beigefügt.

d) Über das Vermögen der **ROB CONNECT GmbH** (HRB 505171) – nachfolgend: **„Schuldnerin 4"** - wurde durch Beschluss des Insolvenzgerichtes Pforzheim vom 1. Juni 2013 das Insolvenzverfahren eröffnet und Herr Rechtsanwalt Tobias Hoefer zum Insolvenzverwalter ernannt.

Eine Kopie des Beschlusses ist dieser Vereinbarung als **Anlage 1** beigefügt.

A. **Preamble**

1.

a) The **ROB Holding AG** (HRB 505202) – hereinafter **"Debtor 1"** - is subject to insolvency proceedings initiated by ruling of the Local Court of Pforzheim, date 01 June 2013. Lawyer Mr. Tobias Hofer – hereinafter **"Insolvency Administrator 1"** - was appointed as Insolvency Administrator by the court. A copy of the court ruling is attached as **Annex 1** to this agreement.

b) The **ROB ENGENEERING GmbH** (HRB 504934) – hereinafter **"Debtor 2"** - is subject to insolvency proceedings initiated by ruling of the Local Court of Pforzheim, date 01 June 2013. Lawyer Mr. Tobias Hofer was appointed as Insolvency Administrator by the court.

A copy of the court ruling is attached as **Annex 1** to this agreement.

c) The **ROB ELECTRONIC GmbH** (HRB 503824) – hereinafter **"Debtor 3"** - is subject to insolvency proceedings initiated by ruling of the Local Court of Pforzheim, date 01 June 2013. Lawyer Mr. Marc Schmidt-Thieme – hereinafter **"Insolvency Administrator 2"** (and, together with **"Insolvency Administrator 1"**, the **"Sellers"** and each of them a **"Seller"**) - was appointed as Insolvency Administrator by the court.

A copy of the court ruling is attached as **Annex 1** to this agreement.

d) The **ROB CONNECT GmbH** (HRB 505171) – hereinafter **"Debtor 4"** - is subject to insolvency proceedings initiated by ruling of the Local Court of Pforzheim, date 01 June 2013. Lawyer Mr. Tobias Hoefer was appointed as Insolvency Administrator by the court.

A copy of the court ruling is attached as **Annex 1** to this agreement.

2.

a) Die Schuldnerin 1 ist die Holding-Gesellschaft der ROB-Gruppen. Sie ist 100 % Gesellschafterin der Schuldnerinnen 2 bis 4 (die Schuldnerinnen 1 bis 4 gemeinsam auch **"Schuldnerinnen")**.

Die **Schuldnerin** ist weiterhin Holding-Gesellschaft einer Schweizer Tochtergesellschaft, über deren Vermögen ebenfalls ein Insolvenzverfahren beantragt, aber noch nicht eröffnet wurde. Diese Schweizer Tochtergesellschaft ist nicht Teil des Verkaufs und der Übertragung in diesem Vertrag und verbleibt bei den Verkäufern.

Die ROB-Unternehmensgruppe ist ein aus drei inländischen und – neben der Schweizer Tochtergesellschaft – einer ausländischen, in Rumänien sitzenden operativen Gesellschaft, bestehender Full-Service-Anbieter aus dem Bereich der Elektronik, der vor allem als Dienstleistungsunternehmen tätig ist.

b) Die Schuldnerin 1, 3 und 4 betreiben ihren Geschäftsbetrieb auf dem gemieteten Betriebsgrundstück.

Neulingen, Göbrichen, Am Wolfsbaum 1, 75245 Neulingen.

Die Schuldnerin 2 betreibt ihren Geschäftsbetrieb auf dem gemieteten Betriebsgrundstück Oberer Strietweg 1, 75245 Neulingen-Göbrichen.

- nachfolgend **„die Betriebsgrundstücke"** genannt -

c) Die Schuldnerin 1 ist zu 100 % alleinige Gesellschafterin der Schuldnerin 2 bis 4 sowie der ROB Systems mit dem Sitz in Sibiu, Rumänien, Zona Industrial Vest, Salzburgstraße 28 (nachfolgend: **"ROB Systems Beteiligung")**. Die Gesellschaftsbeteiligung soll ebenfalls nebst dem dortigen Betriebsgrundstück mitveräußert werden. Die Übertragung dieser ROB Systems Beteiligung wird durch eine separate Vereinbarung zwischen dem Insolvenzverwalter 1 und

2.

a) **Debtor 1** is the holding company of the ROB Group. It is the sole shareholder of the **Debtors 2, 3 and 4** (Debtor 1 to 4 jointly **"Debtors"**).

Debtor 1 is further Holding Company of a Swiss subsidiary over the assets of which opening of insolvency proceedings have been applied for but not been opened so far. Such Swiss subsidiary is not subject to sale and transfer of this Purchase Agreement und will remain with the Sellers.

The ROB group comprises of three domestic companies and – besides the Swiss subsidiary - one foreign operating company located in Romania and is a full service provider in the field of electronics, mainly operating as service enterprise.

b) Debtors 1, 3 and 4 run their business on the leased business property.

Neulingen, Göbrichen, Am Wolfsbaum 1, 75245 Neulingen.

Debtor 2 runs his business on the leased business property at Oberer Strietweg 1, 75245 Neulingen-Göbrichen.

- hereinafter as **"the Business Properties"** -

c) Debtor 1 is sole shareholder of Debtors 2 to 4 as well as of ROB Systems with corporate seat in Sibiu, Romania, Zona Industrial Vest, Salzburgstraße 28 (hereinafter **"ROB Systems Shares"**). The ROB Systems Shares shall be sold along with the business premises. The sale of the ROB System Shares shall be effected by a separate agreement between the Insolvency Administrator 1 and the Purchaser under Rumanian law. The Parties shall take all measures which are

der Erwerberin nach rumänischem Recht erfolgen. Die Parteien werden alle weiteren Maßnahmen durchführen, die nach rumänischem Recht zur Übertragung der ROB Systems erforderlich oder zweckmäßig sind (z.B. eine vorgeschaltete Kapitalerhöhung oder die Übertragung eines geringen Anteils an einen zweiten, von der Erwerberin benannten Gesellschafter).

Der Kaufpreis ist bereits mit dem Kaufpreis dieses Vertrages gem. § 12 mit abgegolten. Die für die Übertragung der ROB Systems Beteiligung anfallenden Kosten trägt der Käufer.

d) Sowohl im Insolvenzantragsverfahren als auch nach Verfahrenseröffnung wurde der Geschäftsbetrieb der Schuldnerin 1 bis 4 und der Gesellschaftsbeteiligung fortgeführt.

3. Die Erwerberin beabsichtigt, den Geschäftsbetrieb in Neulingen-Göbrichen zu übernehmen und bezüglich der Betriebsgrundstücke in 75245 Neulingen-Göbrichen mit dem bisherigen Vermieter einen Mietvertrag oder einen Kaufvertrag zu begründen. Zwischen dem Insolvenzverwalter und der Erwerberin soll unter B. dieser Vereinbarung ein Kaufvertrag – nachfolgend: **„Kaufvertrag"** – nach Maßgabe von Abschnitt B über mobile materielle und immaterielle Vermögenswerte des Geschäftsbetriebs der Schuldnerinnen 1 bis 4, der Übernahme der Arbeitsverhältnisse, einzelner Vertragsverhältnisse und der ROB Systems Beteiligung geschlossen werden.

4. Die Sandra Grundstücksverwaltungsgesellschaft mbH, Augustaanalge 33, 68165 Mannheim ist Eigentümerin folgender an die Schuldnerin vermieteter Anwesen:

- Am Wolfsbaum 1 in 75245 Neulingen-Göbrichen mit einem darauf errichteten Firmengebäude und Parkplätze sowie
- Oberer Strietweg 1 in 75245 Neulingen-Göbrichen mit dem darauf errichteten Firmengebäude und

required or useful under Romanian law to transfer the ROB Systems Shares (e.g. a previous capital increase or transfer of a minor shareholding to a second shareholder to be determined by the Purchaser).

The purchase price for the ROB System Shares is already included in the purchase price of this contract pursuant to Section B.II.12. The costs incurred by the transfer of the ROB Systems Shares shall be borne by Purchaser.

d) The Business of Debtor 1 to 4 as well as the business of ROB System Shares has been operated further during the application of insolvency proceedings and after opening of the insolvency proceedings.

3. The Purchaser intends to assume the business activities in Neulingen-Göbrichen, and to enter into a lease agreement or purchase agreement with the current landlord of the business property at 75245 Neulingen-Göbrichen. Insolvency Administrator and Purchaser shall enter into a Purchase Agreement – hereinafter: **"Purchase Agreement"**- in accordance with Section B for tangible and non-tangible assets of the businesses of the Debtors 1 to 4, transfer of employment relationships, individual contracts and the ROB Systems shares as stated in Section B. in this Purchase Agreement.

4. The Sandra Grundstücksverwaltungsgesellschaft mbH, Augustaanalge 33, 68165 Mannheim is the owner of the following properties rented to the debtor:

- Am Wolfsbaum 1in 75245 Neulingen-Göbrichen with an office building erected on it and parking places as well as
- Oberer Strietweg 1 in 75245 Neulingen-Göbrichen with an office

Parkplätze.

building erected on it and parking places.

Die Mietverträge mit der Schuldnerin 1 und die damit zusammenhängenden Untermietverträge der Schuldner-innen 2, 3 und 4 müssen (ggf. rückwirkend) zum Wirtschaftlichen Übergangsstichtag aufgehoben oder angepasst werden.

The lease agreements with Debtor 1 and the related sub-leases of the Debtors 2, 3 and 4 shall be unwound or adapted (retroactively, if need be) as of Effective Date.

B. Kaufvertrag zwischen den Insolvenzverwaltern als Verkäufern und der Erwerberin als Käuferin

I. Vertragsstichtag, wirtschaftlicher Übergangsstichtag, Übertragungstag

1. Wirksamwerden

Alle schuldrechtlichen Verpflichtungen, insbesondere zur Veräußerung der Vermögenswerte und Grundstücke, der ROB Systems Beteiligung sowie zur Übernahme der Vertrags- und Rechtsverhältnisse werden mit Unterzeichnung dieses Kaufvertrages (**"Kaufvertrag"**) vorbehaltlich des Eintritts der Wirksamkeitsbedingung gemäß nachfolgendem B.III. § 1 wirksam.

2. Wirtschaftlicher Übergangsstichtag

2.1 Als wirtschaftlicher Übergangsstichtag (**"Wirtschaftlicher Übergangsstichtag"**) der an die Erwerberin nach Maßgabe dieses Kaufvertrages veräußerten Vermögenswerte (Sachanlagevermögen gemäß II. § 2, Werkzeuge und Prüfmittel gemäß II. § 3, Vorräte gemäß II. § 4 sowie immaterielle Vermögenswerte gemäß II. § 6) (zusammen **"Verkaufte Vermögenswerte"**) sowie der nach diesem Vertrag zu übernehmenden Vertrags- und Rechtsverhältnisse (Warenbestellungen gemäß II. § 5, Aufträge gemäß II. § 7, Arbeits- und Anstellungsverträge gemäß II. § 8., Dauerschuldverhältnisse gemäß II. § 9) (zusammen **"Übertragene Verträge"**) gilt zwischen den Vertragsparteien der 1. Oktober 2013, 00:00 Uhr MESZ.

Soweit in diesem Vertrag nicht abweichend geregelt, gehen die mit den veräußerten Vermögenswerten verbundenen Lasten und Nutzungen mit Wirkung auf den Wirtschaftlichen Übergangsstichtag auf die Erwerberin über. Sämtliche bis zum Ablauf des dem Wirtschaftlichen Übergangsstichtag unmittelbar vorangehenden Tages eingetretenen Rechtswirkungen treffen die

B. Purchase Agreement between the insolvency administrators as Sellers and the Purchaser as buyer

I. Contractual date, Effective Date, Transfer date

1. Entering into Effectiveness

All obligations, in particular to sell the assets and real estate, the ROB Systems Shares and to assume the contractual and legal relationships will become effective upon signing of this purchase agreement (**"Purchase Agreement"**), subject to the occurrence of the Conditions to Effectiveness as defined in Section B. II 1.

2. Effective Date

2.1 The Parties agree that the economic transfer date (**"Effective Date"**) relating to the assets sold to the Purchaser described under this Purchase Agreement (property, plant and equipment according to Section B.II.2, tools and test equipment according to Section B.II.3, inventories according to Section B.II.4 and intangible assets according to Section B.II.6) (collectively **"Sold Assets"**) and the contractual and legal relationships acquired under this agreement (purchase orders according to Section B.II.5, contracts according to Section B.II.7, labour and employment contracts according to Section B.II.8, continuing obligations according to Section B.II.9) (collectively **"Transferred Agreements"**) under this Purchase Agreement shall be October 1, 2013, 0:00 o'clock a.m. CEDT.

On the Effective Date, benefit and risk shall pass to the Purchaser unless noted otherwise in this Agreement. Any legal effects occurring until expiration of the date prior to the Effective Date shall be borne by the Sellers, any legal effect occurring afterwards shall borne by the Purchaser, unless stipulated otherwise in this Agreement.

Verkäufer, sämtliche ab diesem Zeitpunkt eintretenden Rechtswirkungen treffen die Erwerberin, sofern sich aus diesem Kaufvertrag nichts anderes ergibt.

2.2 Vom Zeitpunkt der Unterzeichnung dieses Kaufvertrags (**"Unterzeichnungstag"**) bis zum Übertragungstag haben die Verkäufer die Geschäfte jeder Schuldnerin mit der gebotenen Sorgfalt eines ordentlichen und gewissenhaften Kaufmanns in Übereinstimmung mit vergangener Praxis (unter Berücksichtigung ihrer Insolvenzsituation) zu führen und sich größte Mühe zu geben, die Verkauften Vermögenswerte und Übertragenen Verträge vor jeglichem Schaden oder zufälligem Untergang zu schützen, sowie die jeweiligen Geschäftsbetriebe und die zugehörigen Geschäftsbeziehungen zu Dritten zu erhalten. Ungeachtet des Vorstehenden dürfen die Verkäufer ohne die vorherige schriftliche Zustimmung des Käufers keine

a) Gegenstände des Anlagevermögens verkaufen, vermieten, lizensieren, belasten oder in sonstiger Weise hierüber verfügen;

b) Gegenstände des Umlaufvermögens verkaufen, vermieten, lizensieren, belasten oder in sonstiger Weise hierüber verfügen (soweit dies nicht im Rahmen des üblichen Geschäftsbetriebs erfolgt);

c) wesentliche Verträge ändern oder kündigen, mit Ausnahme von (i) Vertragsänderungen im Rahmen des üblichen Geschäftsbetriebs, die nicht wesentlich sind und in Einklang mit der bisherigen Praxis stehen, oder (ii) Kündigungen aus wichtigem Grunde;

d) Maßnahmen ergreifen oder unterlassen, die nachteilige Auswirkungen auf den Geschäftsbetrieb oder Teile hiervon haben könnten; and

e) Bestellung von Waren zu verzögern.

(gemeinsam **"Zusicherungen der Verkäufer"**).

2.3 Vom Zeitpunkt des Eintritts der Wirksamkeitsbedingung gemäß B.III.1 bis

2.2 From the date of signing of this Purchase Agreement (**"Signing Date"**) until the Closing Date, Sellers shall conduct the business of each of the Debtors with due care of a prudent businessman and in the ordinary course, consistent with past practice (considering their insolvency situation), and use their best efforts to protect the Sold Assets and Transferred Agreements from any damage or casualty loss, to preserve intact the business organizations of the respective business and its relationships with third parties. Without limiting the generality of the foregoing, Sellers shall not, without the prior written consent of Purchaser,

a) sell, lease, license, pledge, or otherwise dispose of fixed assets;

b) sell, lease, license, pledge, or otherwise dispose of current assets (other than in the ordinary course of business);

c) amend or terminate any material agreement, except for (i) amendments in the ordinary course of business which are not material and are consistent with past practice, or (ii) any termination for cause;

d) take any measures or omit any actions which could adversely affect the business or parts thereof

e) delay any orders of goods.

(collectively **"Sellers' Covenants"**).

2.3. From the date of occurrence of the Condition to Effectiveness in accordance

zum Übertragungstag haben die Verkäufer unverzüglich (i) dem Käufer und seinen Vertretern auf Nachfrage im Rahmen des rechtlich Zulässigen Zugang zu den Büchern, Aufzeichnungen, Räumlichkeiten und Arbeitnehmern des jeweiligen Geschäftsbetriebes zu gestatten und direkte Kommunikation mit den Kunden zu erlauben und (ii) den Käufer über alle Ereignisse oder Umstände zu informieren, die – wenn sie am Unterzeichnungstag existiert hätten oder bekannt gewesen wären – mit Blick auf die Verkäufergarantien hätten offengelegt werden müssen oder die nach vernünftiger Einschätzung zu einer wesentlich nachteiligen Veränderung führen können.

with B.III.1 until the Closing Date, Sellers shall promptly (i) upon request and to the extent legally permissible, give Purchaser and its representatives access to the books and records, premises and employees of the respective business, and allow communication directly with customers (ii) inform Purchaser of all events or circumstances which, if existing or known on the Signing Date, would have been required to be disclosed under any Sellers' Guarantee or may reasonably be expected to result in a material adverse change.

3. **Übergabe/Eigentumsverschaffung**

a) Die Übergabe der verkauften Vermögenswerte hat an die Erwerberin in den Geschäftsanwesen der Schuldnerinnen am Übertragungstag zu erfolgen.

Darüber hinaus wird auch eine Übergabe sämtlicher vorhandener Unterlagen und Datenträger in Bezug auf die von der Erwerberin zu übernehmenden Vertrags- und Rechtsverhältnisse sowie sonstige Geschäftsunterlagen gemäß II. § 14 erfolgen.

Hierzu sind sich die Verkäufer einerseits und die Erwerberin andererseits einig, dass mit der Besitzübergabe das Eigentum an den übergebenen mobilen Gegenständen auf die Erwerberin aufschiebend bedingt gemäß nachfolgend Ziff. 4 übergeht. Insoweit an den übergebenen Gegenständen noch Vorbehaltseigentum der Lieferanten oder Sicherungseigentum Dritter besteht, sind sich die Verkäufer und die Erwerberin darüber einig, dass mit der Besitzübergabe die Anwartschaftsrechte auf Erwerb oder Rückerwerb des Eigentums auf die Erwerberin übertragen werden. Sollte eine Übergabe nicht möglich sein, weil sich die Gegenstände im Rahmen des normalen Geschäftsbetriebs im Besitz Dritter befinden, wird die Übergabe insoweit dadurch ersetzt, dass die Verkäufer an die

3. **Delivery / transfer of ownership**

a) The delivery of the assets sold shall be made to the Purchaser at the place of business of the Debtors on the Transfer Date.

In addition, a delivery of all existing documents and data carriers in terms of the contractual and legal relationships transferred to the Purchaser and other business records will take place in accordance with Section B.II.14.

For this purpose, the Sellers on the one hand, and Purchaser, on the other hand, agree that the ownership of the unfixed objects is transferred to the Purchaser upon change of possession, subject to the conditions set forth in Section B.I.4. To the extent the delivered assets are subject to retention of title rights or collateral of suppliers and third parties, the Sellers and Purchaser are in agreement that with the transfer of property, the right to acquire or redeem the property passes to the Purchaser. If a transfer is not possible, because the assets are in the possession of third parties within the normal course of business, the transfer shall be replaced by Sellers' assignment of claims for return to the Purchaser. Until the Closing Date, Sellers shall comply with the contractual payment obligations in particular with respect to assets subject to retention of title

Erwerberin die Herausgabeansprüche abtreten. Bis zum Übertragungstag haben die Verkäufer die vertraglichen Zahlungsverpflichtungen, insbesondere im Hinblick auf Vermögensgegenstände unter Eigentumsvorbehalt, zu erfüllen.

rights.

Die Vertragsparteien sind sich hiermit des Weiteren darüber einig, dass alle nach diesem Kaufvertrag verkauften Forderungen und Rechte, soweit sie abtretbar sind, jeweils aufschiebend bedingt gemäß nachfolgend Ziff. 4, von den Verkäufern an die Erwerberin abgetreten werden, insbesondere alle Rechte und Forderungen in Bezug auf die veräußerten mobilen materiellen und immateriellen Vermögenswerte sowie alle Forderungen und sonstigen vertraglichen Rechte aus den Rechts- und Vertragsverhältnissen, in die die Erwerberin eintritt.

The Parties hereby further agree that all receivables and rights sold un-der this Purchase Agreement, to the extent they are assignable, are assigned by Sellers to the Purchaser subject to Section B.I.4, in particular all rights and receivables relating to the moveable tangible and intangible assets, as well as all receivables and other contractual rights under the legal and contractual relationships the Purchaser will enter into.

b) Die Verkäufer haben der Erwerberin am Wirtschaftlichen Übergangsstichtag, oder, wenn dieser zeitlich nachfolgt, am Übertragungstag, auch den Besitz an den Betriebsgrundstücken einzuräumen.

b) The Sellers shall transfer the possession of the Business Properties to the Purchaser on the Effective Date, or, if occurring later, on the Transfer Date.

c) Der Erwerberin obliegt ab dem Übertragungstag die ausreichende Versicherung der erworbenen Vermögenswerte.

c) The Purchaser is responsible to ensure that on the Transfer Date an adequate insurance of the assets has been acquired.

d) Soweit der dingliche Rechtsübergang einzelner Vermögenswerte aus rechtlichen oder tatsächlichen Gründen zum Wirtschaftlichen Übergangsstichtag nicht möglich oder nicht erfolgt ist, verpflichten sich die Vertragsparteien, einander wirtschaftlich so zu stellen, als ob der Übergang zum wirtschaftlichen Übergangsstichtag stattgefunden hätte, ferner alle zur Herbeiführung des Übergangs erforderlichen Maßnahmen unverzüglich zu veranlassen. Die Wirksamkeit des Vertrages soll, soweit in diesem Vertrag nicht ausdrücklich etwas Abweichendes geregelt ist, hierdurch nicht berührt werden.

d) As far as the transfer of ownership of individual assets is not possible for legal or factual reasons or does not take place on the Effective Date, the parties undertake to put each other in the same economic condition as if the transfer took place on the Effective Date, as well as to carry out any necessary measures to effect the transfer without undue delay. This shall not affect the validity of this Agreement unless stipulated otherwise herein.

e) Die allgemeine Verkehrssicherungspflicht geht auf die Erwerberin zum Übertragungstag über.

e) The duty to implement safety precautions shall pass to the Purchaser on the Effective Date.

f) Die Gefahr des zufälligen Untergangs

f) The risk of accidental loss or accidental

oder der zufälligen Verschlechterung der Verkauften Vermögenswerte trifft ab dem Wirtschaftlichen Übergangsstichtag die Erwerberin.

deterioration of the Assets Sold shall pass to the Purchaser as of the Effective Date.

4. **Übertragungstag**

Die Einigung über den Eigentumsübergang, sonstigen Rechtsübergang bzw. die Verfügung über sämtliche Verkauften Vermögenswerte sowie die vertraglich vorgesehenen Vertragsübernahmen und die vertraglich vorgesehenen Rechtsabtretungen erfolgen aufschiebend bedingt auf das vollständige Eintreten der bzw. den entsprechenden Verzicht auf die Vollzugsbedingungen und die Zahlung des **Kaufpreises** an die **Verkäufer** und den Treuhänder nach Maßgabe von B.II. 12.4. Als **"Übertragungstag"** gilt der Tag, an dem der Kaufpreis gem. B.II.12.4 gezahlt wird. Die Parteien verpflichten sich, am Übertragungstag ein Vollzugsprotokoll zu unterzeichnen, in dem der Eintritt des Übertragungstags und die Übertragung der gemäß diesem Kaufvertrag veräußerten Rechte und Pflichten bestätigt wird.

4. **Transfer Date**

The transfer of ownership, the transfer of other rights and the disposal of all Sold Assets as well as the agreed assumptions of contracts and the agreed assignments of rights are subject to the fulfillment or waiver of all Closing Conditions and the payment of the **Purchase Price** to **Sellers** and the Escrow Agent pursuant to Section B.II.12.4 The date on which the Purchase Price is paid in accordance with Section B.II.12.4 shall be the **"Transfer Date"**. The Parties undertake to execute a closing protocol on the Transfer Date confirming the occurrence of the Transfer Date and the transfer of rights and obligations sold under this Purchase Agreement.

5. **Inventur**

Die von der Erwerberin zu übernehmenden Vorräte (vgl. II. § 4) werden im Rahmen einer gemeinsamen Inventur, die am 29. September 2013 stattfinden wird, in eine gemeinsam zu erstellende und von den Verkäufern und der Erwerberin zu unterzeichnenden Dokumentation aufgenommen. Der Inventur liegen die in der **Anlage 5** niedergelegten Kriterien zugrunde. In der **Anlage 5** sind auch die Bewertungskriterien für die Vorräte beinhaltet.

Im Rahmen der Bewertung werden auch festgestellte Mängel berücksichtigt und gelten gegenüber den Verkäufern als erledigt.

5. **Inventory**

Sellers as well as the Purchaser shall jointly carry out an inventory regarding the stocks the Purchaser is going to acquire in accordance with this Purchase Agreement (see Section B.II.4). The inventory shall take place on September 29, 2013 and a joint report shall be signed by Sellers and the Purchaser. The inventory shall be based on the criteria as stated in the **Annex 5**. In **Annex 5**, the evaluation criteria for the inventories are included.

Within the evaluation, defects shall be taken into consideration and shall be considered as taken care of with respect to the Sellers.

6. **Anlagen**

Soweit dieser Kaufvertrag Bezug auf noch beizufügende Anlagen nimmt, die nicht von den Parteien gemeinsam oder

6. **Anlagen**

To the extent this Purchase Agreement refers to Annexes still to be attached, which are not to be jointly prepared by all Parties

ausdrücklich nur von der Erwerberin zu erstellen sind, verpflichten sich die Verkäufer, diese unverzüglich zu erstellen und der Erwerberin vorzulegen. Nach Vorliegen, bzw. Verzicht auf, aller Vollzugsbedingungen sind die Parteien verpflichtet, diese sowie die gemeinsam erstellten Anlagen im Wege eines Nachtrags zu einem Bestandteil dieses Kaufvertrags zu machen.

or expressly by the Purchaser only, the Sellers undertake to prepare them and transmit them to the Purchaser without undue delay. Following fulfillment or waiver of all Closing Conditions the Parties are obliged to include those as well as the Annexes jointly prepared by way of an addendum as a part to this Purchase Agreement.

II. Kaufvertrag über mobile materielle und immaterielle Vermögenswerte und Anteile

II. Purchase Agreement for moveable tangible and intangible assets and shares

1 Vertragsgegenstände

1. Contractual Items

1.1 Die Verkäufer verkaufen und übertragen nach Maßgabe dieses Kaufvertrages jeweils mit Wirkung zum Wirtschaftlichen Übergangsstichtag (vgl. I.) ausschließlich die nachfolgend aufgeführten und dem jeweiligen Geschäftsbetrieb der Schuldnerinnen 1 bis 4 dienenden Vermögenswerte (mobile materielle und immaterielle Wirtschaftsgüter im Sinne des § 266 Abs. 2 HGB), die sich zum Wirtschaftlichen Übergangsstichtag im Vermögen der Schuldnerinnen 1 bis 4 befinden, jeweils jede für sich und soweit ihr die entsprechenden Vermögenswerte (wie in den Anlagen spezifiziert) gehören, an die Erwerberin.

1.1 The Sellers sell and transfer to the Purchaser, each with effect as of Effective Date (cf. Section B.I), exclusively the assets listed below serving the business operations of the Debtors 1 to 4 respectively (moveable tangible and intangible assets within the meaning of sec. 266 para. 2 German Commercial Code (HGB)) and being part of the estate of Debtors 1 to 4, in each case for itself and to the extent it owns the respective assets (as specified in the Annexes), on the Effective Date.

Zu den Verkauften Vermögenswerten gehören insbesondere auch diejenigen Vermögenswerte, die die Verkäufer bis zum Wirtschaftlichen Übergangsstichtag als Ersatz oder Ergänzung für die Verkauften Vermögenswerte herstellen oder erwerben.

Among the assets sold are in particular those assets which are provided to the Sellers on the Effective Date as a replacement or supplement for the assets sold or purchased.

Verkauf und Übertragung beinhalten sämtliche gesetzliche und/oder vertraglichen Rechte sowie Nebenrechte betreffend die Verkauften Vermögenswerte oder Übertragenen Verträge, insbesondere Gewährleistungs- und vertragliche Schadensersatzrechte aus Verträgen mit Dritten, die, zur Klarstellung, hiermit ausdrücklich durch die Verkäufer an die Erwerberin abgetreten werden. Für den Fall, dass die

This sale and transfer includes any and all statutory and/or contractual rights and ancillary rights pertaining to the Assets Sold or under the Transferred Agreements, in particular warranty and contractual damage rights under agreements with third parties, which, for the avoidance of doubt, are hereby expressly assigned by Sellers to Purchaser. To the extent the assertion of a claim is refused by such third party, Section B.II.11 shall apply mutatis mutandis.

Geltendmachung eines Anspruchs gegen Dritte durch diese zurückgewiesen wird, gilt B. II 11 entsprechend.

Verkauft und übertragen werden auch alle Informationen, Daten und Software, welche die verkauften materiellen mobilen und immateriellen Vermögenswerte und sonstige Vertragsgegenstände betreffen, soweit sie vorhanden und in irgendeiner Form dokumentiert sind (Urkunden, Unterlagen, elektronische Datenträger, etc.).

Furthermore, all information, data and software relating to the sold tangible and intangible assets and other contractual items are subject to this Purchase Agreement, to the extent existing and being documented in any form (certificates, documents, electronic media, etc.).

Vertragsgegenstände sind:

- nach Maßgabe von II. 2 das Sachanlagevermögen,
- nach Maßgabe von II. 3 Werkzeuge und Prüfmittel,
- nach Maßgabe von II. 4 Vorräte und unfertige Erzeugnisse,
- nach Maßgabe von II. 6 immaterielle Vermögenswerte,
- nach Maßgabe von II. 7 Angebots- und Auftragsbestand,
- nach Maßgabe von II. 8 Beschäftigungsverhältnisse,
- nach Maßgabe von II. 9 Dauerschuldverhältnisse,
- nach Maßgabe von II.1.4 das Darlehen der Schuldnerin 1 an die ROB Systems.
- nach Maßgabe von II.1.5 die ROB Systems Beteiligung.

Contractual items are:

- in accordance with the provisions of Section B.II.2 tangible assets
- in accordance with the provisions of Section B.II.3 tools and testing equipment
- in accordance with the provisions of Section B.II.4 inventories and work in progress
- in accordance with the provisions of Section B.II.6 immaterial assets
- in accordance with the provisions of Section B.II.7 quotations and order backlog
- in accordance with the provisions of Section B.II.8 employment relationships
- in accordance with the provisions of Section B.II.9 continuing obligations
- in accordance with the provisions of Section B.II.1.4 the loan granted by Debtor 1 to ROB Systems
- in accordance with the provisions of Section B.II.1.5 the ROB Systems Shares.

1.2 Die übrigen Aktiva der Schuldnerinnen werden nicht mitverkauft.

Dies sind insbesondere:

- Wertpapiere, Kassenbestand, Bundesbankguthaben, Guthaben bei Kreditinstituten, Finanzanlagen.

Forderungen aus Lieferungen und Leistungen der insolventen

1.2 The remaining assets of the Debtors are not sold.

These are in particular:

- Securities, cash, federal and other bank balances, financial investments.

Trade accounts receivables of the insolvent Debtors are not subject to this contract un-

Schuldnerinnen sind ebenfalls nicht mitveräußert, soweit hierzu nachfolgend nicht ausdrücklich etwas anderes geregelt ist.

less stipulated otherwise in this agreement.

1.3 Mit Ausnahme der in diesem Kaufvertrag ausdrücklich geregelten Verpflichtungen und Verträge übernimmt die Erwerberin keine Verpflichtungen oder Verträge der Schuldnerinnen 1 bis 4 bzw. der Verkäufer, insbesondere keine Steuerschulden oder sonstigen Verbindlichkeiten unter Einschluss von Lieferanten- und Bankschulden, Ansprüchen Dritter aus Mangelhaftung sowie aus Produkthaftpflicht für von Verkäuferseite aus erfolgte Lieferungen und Leistungen. Die Verkäufer und die Erwerberin schließen insoweit die Haftung der Erwerberin gegenüber Dritten, insbesondere gegenüber Insolvenzgläubigern, ausdrücklich aus.

1.3 Except for the obligations or contracts expressly provided for under this Purchase Agreement, the Purchaser does not assume any obligations or contracts of the Debtors 1 to 4 or the Sellers, in particular no tax liabilities or other obligations, including supplier and bank debts, liability claims of third parties for defects nor product liability for deliveries and services provided by Sellers' side. To this extent, the Sellers and the Purchaser expressly exclude a liability of the Purchaser vis-à-vis third parties, particularly insolvency creditors.

1.4 Der Insolvenzverwalter 2 in seiner Eigenschaft als Insolvenzverwalter über das Vermögen der Schuldnerin 1 verkauft und überträgt an die Erwerberin hiermit Darlehen der Schuldnerin 1 gegenüber der ROB Systems aus dem Darlehensvertrag vom 15. Januar 2007 (in der Fassung diverser Nachträge) in Höhe von aktuell EUR 1.000.000,00 plus Zinsen. Der Kaufpreis für den Darlehensvertrag ist im Gesamtkaufpreis enthalten und wird mit EUR 10.000,00 bewertet.

1.4. The Insolvency Administrator 2 in its capacity as insolvency administrator of the assets of Debtor 1 sells and transfers to the Purchaser the loan of Debtor 1 with ROB Systems from the loan agreement dated January 15, 2007 as amended from time to time in the current amount of EUR 1,000,000.00 plus interest. The Purchase Price for the loan agreement is included in the Purchase Price and is valued at EUR 10,000.00.

1.5 Der Insolvenzverwalter 1 in seiner Eigenschaft als Insolvenzverwalter über das Vermögen der Schuldnerin 1 verkauft an die Erwerberin hiermit die ROB Systems Beteiligung, d.h. sämtliche Anteile an der ROB Systems. Der Insolvenzverwalter 2 verpflichtet sich, unverzüglich sämtliche Verträge und Dokumente zu unterzeichnen, Erklärungen abzugeben und Maßnahmen vorzunehmen die erforderlich sind, um die Übertragung des Eigentums an der ROB Systems Beteiligung herbeizuführen. Die Erwerberin ist frei, die Übertragung an sich und/oder einen oder mehrere Dritte zu verlangen.

1.4. The Insolvency Administrator 1 in its capacity as insolvency administrator of the assets of Debtor 1 sells to the Purchaser the Rob Systems Shares, i.e. all shares in ROB Systems. The Insolvency Administrator 2 undertakes to execute all Agreements and documents, give declarations and take measures without undue delay which are required to effect the transfer of ownership in the ROB Systems Shares. The Purchaser is entitled to request transfer to itself and/or one or several third parties.

2. **Sachanlagevermögen**

Die Verkäufer verkaufen und übereignen an die Erwerberin das gesamte bewegliche Sachanlagevermögen nebst geringwertiger Wirtschaftsgüter, soweit sie im Eigentum der Schuldnerinnen stehen (wie sie sich insbesondere in den Geschäftsräumen der Gesellschaften in Neulingen-Göbrichen, Am Wolfsberg 1 und Oberer Strietweg 1 befinden, jedoch nicht beschränkt hierauf).

Die einzelnen übertragenen Gegenstände ergeben sich insbesondere aus der Sachaufnahme und Wertschätzung des Sachverständigen die dieser Vereinbarung als **Anlage B.II.2.1(a)** beizufügen ist.

Nicht mit verkauft werden die in dieser Sachaufnahme ausdrücklich als Fremdrechte gekennzeichneten Gegenstände.

Der Erwerberin ist bekannt, dass bezüglich der im Rahmen der EDV-Systeme genutzten Software lediglich Nutzungsrechte bestehen, etc.

Ebenfalls von der Veräußerung ausgenommen sind die fest mit dem Grund und Boden verbundenen Sachanlagegegenstände, die auf Grund der Verbindung in das Eigentum des Grundstückseigentümers übergegangen sind. Hierbei handelt es sich um die Gegenstände gemäß der noch beizufügenden **Anlage B.II.2.1(a)**, die in der Anlage mit Einbauten oder Einbauten in fremde Räume gekennzeichnet sind.

Die Verkäufer haben im Rahmen des bisherigen Insolvenzverfahrens die Drittrechte (Aus- und Absonderungsrechte) gemeinsam mit den Mitarbeitern der Schuldnerinnen geprüft. Die Verkäufer sind gemäß § 166 InsO berechtigt, sämtliche mit Absonderungsrechten belasteten Gegenstände zu veräußern und der Erwerberin das Eigentum zu verschaffen. Die Sicherungsrechte finden daher lediglich im Verhältnis der Verkäufer zu den Sicherungsgläubigern Berück-

2. **Property, plant and equipment**

The Sellers sell and transfer to the Purchaser the entire tangible fixed assets, along with low-value assets, if these are owned by the Debtors (as found, but not limited to, in particular in the business premises (Geschäftsräumen) of the companies at Neulingen Göbrichen, Am Wolfsberg 1 and Oberer Strietweg 1)

The respective assets transferred are shown in particular in the recording and evaluation of the expert which is to be attached to this agreement as **Annex B II.2.1(a)**.

Objects in this expert recording explicitly marked as being subject to third party rights are not sold.

The Purchaser is aware of that, regarding the software used in electronic data processing, only use rights exists, etc.

Also excluded from the sale and transfer are those tangible assets fixed to the land, thereby having switched into ownership of the land owner. These are the assets liste and highlighted accordingly (*Eihbauten or Einbauten in fremde Räume*) d in **Annex B II.2.1(a)** which is to be attached to this agreement.

During the insolvency proceedings the **Sellers** examined third-party rights (right to separation and right of segregation) together with the employees of the **Debtors**. The **Sellers** are entitled under sec. 166 Insolvency Act to sell items that are subject to rights of segregation and to transfer ownership of these items to the **Purchaser**. Therefore, security interests only take effect in the relationship between the Sellers and the security creditor.

sichtigung.

Die Verkäufer und die Erwerberin gehen davon aus, dass an den veräußerten Gegenständen des mobilen Sachanlagevermögens keine Rechte Dritter bestehen. Fürsorglich mitverkauft und übertragen werden etwaige bestehende Anwartschaftsrechte der Verkäufer an den Gegenständen.

The Sellers and the Purchaser are assuming that no third party rights exist concerning the tangible assets that are subject to this Purchase Agreement. As a matter of precaution, any expectancy rights (Anwartschaftsrechte) possibly existing are hereby sold and transferred by the Sellers to Purchaser.

Ist die Erwerberin dennoch zur Herausgabe von Gegenständen des beweglichen Sachanlagevermögens verpflichtet, ist sie berechtigt, den sich aus der Inventur gem. § B.I.5 ergebenden Wert der herauszugebenden Gegenstände vom Treuhandkonto (wie in § B.II.12.5. definiert) abzuziehen (d.h. gegen den entsprechenden Auszahlungsanspruch der Verkäufer aufzurechnen) (**"Rückgewähranspruch"**). Dasselbe gilt für jedwede Rechte, die den Wert des Anlagevermögens reduzieren. Zur Klarstellung: Der Erwerberin stehen keine weitergehende Rechte gegen die Verkäufer zu, sollten die Gelder auf dem Treuhandkonto nicht ausreichen, um die vorgenannten Abzüge auszugleichen.

However, if and to the extent the Purchaser is obliged to surrender moveable tangible assets, the Purchaser shall be entitled to deduct the value of the respective assets as determined in the inventory pursuant to Section B.I.5 (**"Surrender Claim"**) from the Escrow Account (as defined in Section B.II.12.6) (i.e. set off against the corresponding payout claim of the Sellers). The same shall apply for any rights which lessen the value of the fixed assets. For the avoidance of doubt, Purchaser shall have no further rights against the Sellers if the funds on the Escrow Account are not sufficient to cover such deduction(s).

3. Werkzeuge und Prüfmittel

3.1 Die Verkäufer verkaufen und übereignen sämtliche am wirtschaftlichen Übergangsstichtag vorhandenen Werkzeuge und Prüfmittel, ausgenommen die im Eigentum von Kunden stehenden, der Schuldnerinnen 1 bis 4 zur Fertigung überlassenen Werkzeuge und Prüfmittel, wie diese in der noch beizufügenden **Anlage II.3.3.1** aufgeführt sind.

3.2 Der Kaufpreis für die Werkzeuge und/oder Prüfmittel, soweit sie sich im Eigentum der Schuldnerinnen befinden, ist im Kaufpreis für das Sachanlagevermögen enthalten.

4. Vorräte

Die Verkäufer verkaufen und übereignen an die Erwerberin sämtliche Vorräte an Roh-, Hilfs- und Betriebsstoffen, Unfertig- und Fertigerzeugnissen und Kaufteilen, die zum wirtschaftlichen Übergangsstichtag vorhanden sind und im

3. Tools and testing equipment

3.1 The Sellers sell and transfer all tools and test equipment available on the Effective Date, except for those which are owned by customers and have been delivered to Debtors 1 to 4 for production purposes as listed in the **Annex B.II.3.3.1** which is still to be attached.

3.2 The purchase price for the tools and / or test equipment, to the extent owned by the Debtors, is included in the purchase price of the tangible fixed assets.

4. Inventories

The Sellers sell and transfer to the Purchaser all stocks of raw materials and supplies (Roh-, Hilfs- und Betriebsstoffe), unfinished and finished products and purchased parts that are available on the Effective Date and owned by Debtors 1 to 4.

Eigentum der Schuldnerinnen 1 bis 4 stehen.

Die Bewertungsstruktur zur Kaufpreisberechnung ergibt sich aus **Anlage 5**. Art und Umfang der Roh-, Hilfs- und Betriebsstoffe, Unfertig- und Fertigerzeugnisse zum Stand 29. September 2013 ergibt sich aus der Inventur gemäß I. Ziff. 5.

The valuation structure for the purchase price calculation is laid down in **Annex 5**. Nature and extent of raw materials and supplies, unfinished and finished products as of September 29, 2013 result from the inventory according to Section B.I.5.

Der Kaufpreis für die Roh-, Hilfs- und Betriebsstoffe errechnet sich auf der in **Anlage 5** niedergelegten Bewertungskriterien anhand der Inventur vom 29. September 2013.

The purchase price for the raw materials and supplies to be calculated from the criteria set out in the **Annex 5** is based on the inventory dated September 29, 2013.

Der Kaufpreis für die Unfertig- und Fertigerzeugnisse und Kaufteile, die sich zum wirtschaftlichen Übergangsstichtag in der Produktion der Schuldnerinnen befinden, errechnet sich anhand der in **Anlage 5** niedergelegten Bewertungskriterien für die in der Inventur vom 29. September 2013 erfassten Gegenstände. Der Kaufpreis versteht sich als Nettopreis.

The purchase price of the unfinished products and finished products as well as purchased parts that are still in the production process of the Debtors at the Effective Date shall be calculated on the basis of the valuation criteria as laid down in **Annex 5** for the items recorded in the inventory dated September 29, 2013. Statutory VAT shall be added to the purchase price. The purchase price shall be the net price.

Der Wert der am wirtschaftlichen Übergangsstichtag vorhandenen Vorräte ist im Rahmen der Inventur (vgl. I. 1 Ziff. 5) nach den vorstehenden Bewertungskriterien zu ermitteln.

The value of the stocks available on the Effective Date is determined based on the aforementioned valuation criteria during the inventory process (Section B.I.5).

5. **Warenbestellungen**

Von der Übereignung ausgenommen sind sämtliche Roh-, Hilfs- und Betriebsstoffe sowie Unfertig- und Fertigerzeugnisse und Kaufteile, die nach dem wirtschaftlichen Übergangsstichtag bei den Schuldnerinnen 1 bis 4 angeliefert werden, und auf Grund einer Bestellung der Schuldnerinnen mit Zustimmung der Verkäufer geliefert werden. Diese Waren sind durch die Erwerberin zu erwerben, indem der Kaufpreis an den Lieferanten vollständig beglichen wird. Insoweit tritt die Erwerberin in alle Bestellungen der Verkäufer ein, die den Materialbedarf decken oder zur Erbringung von Leistungen der ordnungsgemäßen Auftragsabwicklung dienen, und nach dem wirtschaftlichen Übergangsstichtag erfüllt werden. Von den Verkäufern

5. **Orders of Products and Goods**

The transfer of ownership does not include raw materials and supplies as well as unfinished and finished products and purchased parts that are delivered after the Effective Date to the Debtors on the basis of orders given by the Debtors upon approval of the Insolvency Administrators 1 and 2. These goods shall be purchased by the Purchaser by purchase price payment directly to the supplier. Insofar the Purchaser enters into the orders of the Sellers which cover the material demand or serve the performance for due order processing and which are fulfilled after the Effective Date. Prepayments by Sellers shall be reimbursed by Purchaser.

geleistete Vorauszahlungen werden von der Erwerberin erstattet.

Falls die Erwerberin nicht mit Wirkung gegenüber dem jeweiligen Lieferanten in diese Verträge eintreten kann, weil dieser seine Zustimmung verweigert, gilt nachfolgend II. § 11.

If the Purchaser is not able to enter into a particular contract with a supplier because the supplier refuses consent, Section B.II.11 applies.

6. Immaterielle Vermögenswerte

6. Immaterial assets

6.1 Die Verkäufer verkaufen und übertragen an die Erwerberin sämtliche immateriellen Vermögenswerte der Schuldnerinnen (unabhängig, in welcher Form diese verkörpert sind), soweit diese zum wirtschaftlichen Übergangsstichtag (tatsächlich und rechtlich) vorhanden sind und durch die Verkäufer (tatsächlich und rechtlich) übertragen werden können.

6.1 The Sellers sell and transfer to the Purchaser all intangible assets of the Debtors 1 to 4 (regardless of the form in which they are represented) as far as they (factually and legally) exist on the Effective Date and the Sellers are able to (factually and legally) transfer these assets. -

Verkauft und übertragen werden insbesondere

- Patente, Gebrauchsmuster, Geschmacksmuster, Marken,
- alle geschäftliche Bezeichnungen, geografische Herkunftsangaben, Urheberrechte (einschließlich von Rechten in elektronischer Form und Datenbanken) und andere gewerbliche Schutzrechte,
- alle Nutzungsrechte und Lizenzen an Schutzrechten Dritter,
- alle Eigentums- und Nutzungsrechte an Erfindungen sowie alle betrieblichen Kenntnisse, unabhängig, in welcher Form diese verkörpert sind (Unterlagen, elektronische Datenträger, Muster, Modelle, Prototypen, etc.), insbesondere an Geschäfts- und Betriebsgeheimnissen (technischem und kommerziellem Know-how und Erfahrungsgut, Verfahren, Formeln, Rezepturen),
- alle sonstigen immateriellen Gegenstände, wie z. B. der Geschäfts- oder Firmenwert,
- alle Fertigungsmittel einschließlich der spezifischen Software und Fertigungsunterlagen,

Sold and transferred are in particular:

- patents, utility models, registered designs, trademarks,
- all business names, geographical indications, copyrights (including rights in electronic form and databases) and other intellectual property rights,
- all rights and licenses to third party proprietary rights,
- all ownership and rights to inventions, as well as all operational knowledge, independently, in whatever form these are embodied (documents, electronic media, samples, models, prototypes, etc.), especially in business and trade secrets (technical and commercial know-how and experience, processes, formulas, recipes)
- all other intangible items, such as the business or goodwill,
- all means of production, including the specific software and manufacturing documents,

- sämtliche IT-Programme, und zwar sowohl für den betriebswirtschaftlichen als auch den Fertigungsbereich,

- alle Verwaltungs- und Vertriebsverfahren, das vollständige, gleich-gültig in welcher Form verkörperte Einkaufs- und Vertriebspro-gramm; dazu gehören insbesondere sämtliche diesbezüglichen Geschäftsdaten (allgemeine Betriebssoftware, Geschäfts- und Buchhaltungsunterlagen sowie Schriftwechsel mit Lieferanten und Kunden, Kunden- bzw. Auftraggeber-karteien und Lieferanten- bzw. Auf-tragnehmerlisten, Kalkulationsunter-lagen, Prospekte, Werbematerial, Preislisten, Unterlagen über Einkaufs- und Vertriebsorganisation, Marketing und Materialbeschaffung).

- all IT programs, both for business as well as manufacturing.

- all administrative and sales procedures, the full, in whatever form embodied purchasing and distribution program, including in particular all relevant business data (general operating software, business and accounting records and correspondence with suppliers and customers, customer or client registers and suppliers or contractor lists, calculation documents, brochures, promotional material, price lists, records of purchase and sales organization, marketing and sourcing).

6.2 Erfindungen und betriebliche Kenntnisse, einschließlich Geschäfts- und Betriebsgeheimnisse sowie Verwaltungs- und Vertriebsverfahren, werden nur in der vorhandenen verkörperten Form übertragen. Die Verkäufer werden der Erwerberin am Wirtschaftlichen Übergangsstichtag sämtliche in Bezug auf die veräußerten immateriellen Vermögenswerte vorhandenen Informationen und Unterlagen einschließlich technischer Zeichnungen, Pläne und Bedienungsvorschriften, soweit sie sich im Besitz und Eigentum der Schuldnerinnen befinden, zur Verfügung stellen.

6.2 Inventions and operational knowledge, including business and company secrets and administrative procedures and distribution methods are only transferred in their actual embodied form. The Sellers will provide to the Purchaser all information and documents, including technical drawings, schedules and operating rules regarding the in-tangible assets as long as these are owned by and in possession of the Debtors 1, 2, 3 and 4 on the Effective Date.

6.3 Von der Veräußerung erfasst sind die Domains gemäß der noch beizufügenden **Anlage B II.6.3**. Die Verkäufer werden sich hinsichtlich der von den Schuldnerinnen geführten Telefonnummern größte Mühe geben, deren Fortführungsmöglichkeit durch die Erwerberin zu sichern. Die Verkäufer verpflichten sich, sämtliche Erklärungen, die für eine Übertragung der Domain und Fortführung der Telefonnummern erforderlich sind, nach Abstimmung mit der Erwerberin abzugeben.

6.3 The domains according to **Annex B.II.6.3**, which is still to be attached, used by the Debtors are included in the sale and transfer hereunder. The Sellers will make an effort to enable the Purchaser to continue the use of the telephone numbers of the debtors. The Sellers are obliged to provide all declarations required for a transfer of the domains and for the continued use of the telephone numbers after consultation with the Purchaser.

6.4 Soweit in der Masse vorhanden, verkaufen und übertragen die Verkäufer an die Erwerberin im Rahmen des rechtlich Möglichen alle öffentlichen

6.4 If available in the insolvency estate and to the extent legally possible, the Sellers sell and transfer to the Purchaser all public rights, licenses and permits. Any costs for

Rechte, Genehmigungen, Erlaubnisse und Gestattungen. Etwaige Kosten für die Übertragung der Genehmigungen an die Erwerberin werden von dieser getragen.

the transfer of licenses to the Purchaser shall be borne by the latter.

6.5 Die Erwerberin erklärt ihr Einverständnis damit, dass die Verkäufer die Firmennamen der Schuldnerinnen kostenfrei nutzen dürfen. Im Rahmen des rechtlich zulässigen verpflichten sich die Verkäufer, auf Verlangen der Erwerberin die Firmennamen zu ändern, um der Erwerberin hierdurch zu ermöglichen, die Firmennamen für eigene Zwecke ohne irgendwelche Einschränkungen durch Gesellschaftsrecht oder auf Firmenbezeichnungen anwendbares Recht nutzen zu können. Die Kosten für eine Firmennamenänderung tragen die Verkäufer. Dies gilt auch für den Fall, dass Gerichte oder Handelskammern eine Änderung der Firmennamen verlangen. Auf keinen Fall werden die Verkäufer es jedoch einem Dritten (insbesondere einem Wettbewerber der Erwerberin) gestatten, die Firmennamen zu nutzen.

6.5 The Purchaser agrees that the Sellers may use the company names of the Debtors free of charge. The Sellers undertake, to the extent legally possible, to change the company names of the Debtors upon request of the Purchaser, enabling the Purchaser to use such names for its own purposes without being subject to any possible restrictions under corporate law or pertaining to the company names. The costs for the name changes shall be borne by the Sellers, even if the name change is requested by courts or chambers of commerce. In any event, the Sellers will never allow a third party (in particular a competitor of the Purchaser) to use the company names.

6.6 Der Verkäufer übernimmt keine Haftung dafür, ob im Geschäftsbetrieb der Schuldnerin Maßnahmen zur Geheimhaltung oder zum Schutz von Rechten und Know-how getroffen wurden.

6.6 The Sellers assume no liability as to the implementation for confidentiality measures or the protection of rights and know-how in the business of the Debtors.

Der Verkäufer haftet nicht für die immateriellen Vermögenswerte; insbesondere haftet der Verkäufer nicht für die Urheberrechtsfähigkeit immaterieller Vermögenswerte sowie deren Vollständigkeit, tatsächliche Nutzbarkeit oder sonstige wirtschaftliche Verwertbarkeit. Ebenso übernimmt der Verkäufer keine Haftung dafür, dass die zu übergebenden Unterlagen inhaltlich richtig oder vollständig sind. Der Verkäufer steht auch nicht dafür ein, dass die wirtschaftliche Verwertung der immateriellen Vermögenswerte nicht in Rechte Dritter eingreift oder keine Schäden bei Dritten herbeiführt.

The Sellers are not liable for intangible assets; in particular, the Sellers are not liable for the possibility of intangible assets to be protected as copyright or their completeness, usefulness or other actual economic benefits. Likewise, the Sellers do not warrant that the documents to be delivered are correct or complete. The Seller is not responsible for ensuring that the commercial exploitation of intangible assets does not interfere with rights of others or does not cause damage to third parties.

Der Verkäufer erklärt jedoch, dass ihm entgegenstehende Rechte oder Schäden Dritter zum Vertragsstichtag nicht bekannt sind.

The Sellers declare, however, that they are not aware of conflicting rights or third party damage on the contract date.

Der Verkäufer steht auch nicht dafür ein,

The Sellers also do not guarantee that third

dass Rechte Dritter die immateriellen Vermögenswerte nicht verletzen. Er erklärt jedoch, dass ihm derartige Verletzungen zum Unterzeichnungstag nicht bekannt sind.

parties do not violate the intangible assets. They declare, however, that they are not aware of such violations on the Signing Date.

6.7 Soweit erforderlich, werden die Verkäufer sich nach Abschluss dieses Vertrages bemühen, die Zustimmung der Schutzrechtsinhaber zur Übertragung der übernommenen Nutzungsrechte an Schutzrechten (Lizenzen) einzuholen. Wird die Zustimmung verweigert, so bleibt dies auf diesen Kaufvertrag und insbesondere den für die immateriellen Vermögenswerte zu zahlenden Kaufpreis ohne Auswirkungen.

6.7 To the extent required, the Sellers will attempt to obtain the consent of respective the property right holder to the transfer of intellectual property use rights (licenses) after conclusion of this agreement. A refusal of consent shall have no effect on this Purchase Agreement and in particular on the purchase price to be paid for the intangible assets.

6.8 Die Erfüllung etwaiger sich aus dem Gesetz über Arbeitnehmererfindungen ergebender Ansprüche obliegt ab dem wirtschaftlichen Übergangsstich-tag der Erwerberin. Die Verkäufer sichern zu, dass nach ihrem Wissen zum heutigen Zeitpunkt keine Erfindungen von Mitarbeitern gemacht wurden.

6.8 The Purchase shall fulfill any claims according to the Employee Invention Act after the Effective Date. The Sellers represent that to their best knowledge there is no invention by any employee today.

7. Aufträge

7. Orders

7.1 Die Verkäufer übertragen der Erwerberin den Auftragsbestand der Schuldnerinnen zum Wirtschaftlichen Übergangsstichtag. Die Erwerberin kann in alle Verträge eintreten. Zur zwingenden Übernahme bestehender Aufträge ist sie nicht verpflichtet. Auf Wunsch der Erwerberin werden die Verkäufer im Einzelfall die Nichterfüllung von Verträgen nach §§ 103, 105 InsO erklären, soweit diese vor Stellung des Antrags auf Eröffnung des Insolvenzverfahrens eingegangen wurden.

Ein zusätzliches Entgelt ist für die Übernahme des Auftragsbestands durch die Erwerberin nicht geschuldet, sondern durch den Gesamtkaufpreis mit abgegolten.

7.1 The Sellers transfer the order backlog of the Debtors 1 to 4 to the Purchaser with effect of the Effective Date. The Purchaser is allowed to enter into all contracts. Purchaser is not mandatorily required to assume existing orders. At the request of the Purchaser, Sellers will declare in individual cases the non-performance of contracts under §§ 103, 105 German Insolvency Act (InsO) to the extent such orders are place prior to filing of the insolvency proceedings.

An additional fee for the acquisition of the backlog by the Purchaser is not owed, but included in the total purchase price.

7.2 Im Falle der Übernahme des Angebots- und Auftragsbestands übernimmt die Erwerberin von den Verkäufern alle Rechte und Pflichten aus den Aufträgen und Angeboten im Wege der Vertragsübernahme mit schuldbefreiender Wirkung für die Verkäufer und stellt sie

7.2 In the case of acquisition of the offer and order backlog, the Purchaser assumes from Sellers all rights and obligations under the contracts and services by way of contract acquisition with debt-discharging effect for the Sellers and indemnifies them from any relevant contractual obligations. If consent

von sämtlichen diesbezüglichen vertraglichen Verpflichtungen frei. Sollte die Einholung der Zustimmung Dritter, insbesondere der Auftraggeber, zur Vertragsübernahme nicht möglich sein, so gelten die Regelungen II. § 11.

by third parties, in particular the customer, for the contract transfer cannot be obtained, the provisions under Section B.II.11 apply.

7.3 Vorauszahlungen, die die Verkäufer im Hinblick auf die durch die Erwerberin übernommene Aufträge gemäß B.II7 erhalten und nicht zur Durchführung solcher Aufträge verwendet haben, sind innerhalb von zwei Wochen ab dem Übertragungstag an die Erwerberin weiterzuleiten. Die Verkäufer tragen diejenigen Kosten für bereits ausgelieferte Waren, die im Zeitraum zwischen Absendung und endgültiger Annahme durch die Kunden entstanden sind.

7.3 Any prepayments (if any) collected by Sellers with respect to the orders assumed by Purchaser under this Section B.II.7 and not spent for processing of such orders shall be forwarded to Purchaser within two weeks after the Transfer Date. Sellers shall bear those costs in connection with goods already shipped which accrued in the period between shipment and unconditional acceptance by the customer.

8. Arbeits- und Anstellungsverträge des Personals

8. Working and employment contracts of staff

8.1 Die Verkäufer und die Erwerberin stellen fest, dass die bei den Schuldnerinnen 1 bis 4 vorhandenen Arbeitsverhältnisse gemäß § 613 a BGB mit allen Rechten und Pflichten (mit Ausnahme der vor Insolvenzverfahrenseröffnung entstandenen Verpflichtungen) am wirtschaftlichen Übergangsstichtag auf die Erwerberin übergehen. Sämtliche Mitarbeiter der Schuldnerinnen 1 bis 4 sind – ohne Anspruch auf Vollständigkeit – auf Grundlage der von der Personalabteilung der Schuldnerinnen 1 bis 4 vorgelegten Daten in der noch beizufügenden **Anlage 8.1** mit den maßgeblichen Personaldaten aufgeführt.

Die Verkäufer leisten keine Gewähr für den Übergang der Beschäftigungsverhältnisse auf die Erwerberin sowie auf die Vollständigkeit und Richtigkeit der **Anlage 8.1** Insbesondere weisen die Verkäufer die Erwerberin auf das Widerspruchsrecht jedes einzelnen Mitarbeiters gegen den Übergang seines Beschäftigungsverhältnisses auf die Erwerberin hin.

Den Verkäufern sind kein Kündigungen bekannt, die nicht auf der Liste bereits vermerkt sind.

8.1. The Sellers and the Purchaser declare that the existing employment relationships of the Debtors 1 to 4 are transferred to the Purchaser with all rights and obligations in accordance with § 613 German Civil Code (BGB) (except the obligations originated prior to the opening of the insolvency proceedings) on the Effective Date. All employees of the Debtors 1 to 4 are listed with the relevant personnel data – making no claim to be exhaustive - based on the data presented by the HR department of the Debtors 1 to 4 – in **Annex 8.1** which is still to be attached.

The Sellers do not guarantee the transfer of employment relationships to the Purchaser as well as the completeness and accuracy of **Annex 8.1**. In particular, the Sellers advise of the objection right of each employee to the transfer of his employment to the Purchaser.

Sellers are not aware of any terminations of employees which are not marked on that list.

8.2 Die Erwerberin tritt zum Wirtschaftlichen

8.2 The Purchaser assumes from the Sellers on

Übergangsstichtag in die Arbeitgeberrechte und -pflichten der Verkäufer aus den Arbeitsverhältnissen mit den Schuldnerinnen, unabhängig, ob diese in **Anlage 8.1** bezeichnet sind bezüglich nicht widersprechenden oder mit ihrer Zustimmung eingestellten Mitarbeitern ein (einschließlich der Verpflichtung die Verkäufer aus Versorgungszusagen, die den Mitarbeitern gewährt worden sind, jedoch mit Ausnahme der vor Insolvenzverfahrenseröffnung entstandenen Verpflichtungen). Die Erwerberin verpflichtet sich, die Verkäufer von jeder Inanspruchnahme durch übernommene Mitarbeiter aus deren Arbeitsverhältnissen sowie aus den übernommenen Versorgungszusagen freizustellen. Die Verkäufer verpflichten sich, anteilig alle - vom Zeitpunkt der Eröffnung des Insolvenzverfahrens bis zum Wirtschaftlichen Übertragungstag entstandenen und entstehenden Ansprüche derjenigen Arbeitnehmer, deren Arbeitsverhältnisse auf die Erwerberin übertragen werden, zu erfüllen (z.B. Urlaubs- und Weihnachtsgeld). Dies gilt insbesondere auch für Sozialabgaben sowie Steuer- und sonstige fällige Verbindlichkeiten, einschließlich bestehender freiwilliger Sozialleistungen. Zur Klarstellung: Die vorgenannte Regelung begründet keine Ansprüche der Arbeitnehmer gegen die Erwerberin oder die Verkäufer.

the Effective Date the employer's rights and obligations under the employment relationships with Debtors 1 to 4 with respect to employees having granted their consent or not having objected to the transfer, regard-less of having been listed in the **Annex 8.1** (including the duty of Sellers for pension plans, which have been granted to employees except the obligations originated prior to the opening of the insolvency proceedings). The Purchaser agrees to hold the Sellers harmless from any claims by employees taken over arising out of their employment as well as from their pension obligations. The Sellers undertake to satisfy *pro rata temporis* all rights which are arising or which were already acquired – from the opening of in-solvency proceedings to the Effective Date – by the employees who are transferred to the Purchaser (e.g., vacation pay, Christmas bonus etc.). In particular, this shall also apply to social security contributions as well as to tax and debt liabilities, including potential fringe benefits. For the avoidance of doubt, this shall not constitute any separate claims on the part of the employees against the Purchaser or Sellers.

Die Erwerberin verpflichtet sich, die von den Arbeitnehmern im Betrieb der Schuldnerinnen 1 bis 4 erbrachten Dienstzeiten bei der Erbringung gesetzlicher, tariflicher oder freiwilliger Leistungen anzurechnen.

The Purchaser agrees to credit the service times rendered by the employees to the Debtors 1 to 4 for the provision of statutory, wage or voluntary services.

8.3

a) Die Erwerberin wird die auf sie übergehenden Mitarbeiter unmittelbar nach Vertragsschluss gemäß § 613 a BGB informieren und ihnen insbesondere mitteilen, dass die Verkäufer den operativen Geschäftsbetrieb der Schuldnerinnen zum wirtschaftlichen Übergangsstichtag einstellen wird und sein Anlage- und Umlaufvermögen an die Erwerberin veräußert hat sowie dass die Erwerberin

8.3.

a) The Purchaser will immediately inform the employees transferred in accordance with § 613 a German Civil Code after conclusion of the Purchase Agreement and advise them in particular that the Sellers will cease the business operations of the Debtors 1 to 4 from the Effective Date and that fixed and current assets have been sold to the Purchaser and that the Purchaser enters into the transferring employment contracts in accordance with § 613 a German Civil

in die gemäß § 613 a BGB übergehenden Beschäftigungsverhältnisse zum wirtschaftlichen Übergangsstichtag eintritt. Alle Arbeitnehmer werden über ihre Rechte, insbesondere über ihr Widerspruchsrecht, und die entsprechenden Konsequenzen in Kenntnis gesetzt. In diesem Schreiben werden die Arbeitnehmer aufgefordert, innerhalb der gesetzlichen Frist von einem Monat ab Zugang des Informationsschreibens gegenüber den Verkäufern unter Angabe der Gründe schriftlich zu widersprechen, falls ihr Beschäftigungsverhältnis nicht auf die Erwerberin übergehen soll.

Code as of the Effective Date. All employees will be informed of their rights, in particular their right to object, and the respective consequences thereof. In this letter, the employees will be asked to object within the statutory period of one month from receipt of the letter of information vis-à-vis Sellers to the transfer of their employment relationship to the Purchaser, indicating the reasons in writing, if such transfer shall not be made.

Die Verkäufer sind – unabhängig von vorbenannter Verpflichtung der Erwerberin – berechtigt, die Unterrichtung der Arbeitnehmer selbst vorzunehmen.

The Sellers shall – regardless of the aforementioned obligation of the Purchaser – be entitled to inform the employees.

b) Nach Ablauf der Widerspruchsfrist werden die Verkäufer die Arbeitsverhältnisse der widersprechenden Arbeitnehmer zum frühestmöglichen Zeit-punkt kündigen.

b) After expiry of the objection period, the Sellers will terminate the employment contracts of the employee objecting at the earliest possible point in time.

Die Erwerberin verpflichtet sich, die widersprechenden Arbeitnehmer bei deren Kündigung durch die Verkäufer bis zum Ende der jeweiligen vertraglichen Kündigungsfrist zu beschäftigen. Arbeitgeber bleiben im Fall des Widerspruchs durch den jeweiligen Arbeitnehmer insoweit die Verkäufer.

The Purchaser agrees to employ objection employees having been terminated by Sellers until the end of their contractual notice period. To this extent, the Sellers remain employer of any employee making objections.

Vertragsgrundlage zwischen den Verkäufern und der Erwerberin im Hinblick auf die Beschäftigungsverhältnisse wird dann jeweils ein Subunternehmerverhältnis, befristet auf den jeweiligen Beendigungszeitpunkt der Beschäftigungsverhältnisse, sein. Die Erwerberin schuldet in diesem Fall den Verkäufern ein Entgelt in Höhe der von diesem im Vertragszeitraum an die Arbeitnehmer aufgewandten Lohn- und Lohnnebenkosten. Insoweit erfolgt eine Abrechnung und Zahlung gegenüber den Verkäufern jeweils innerhalb von zehn Arbeitstagen nach Ablauf eines Kalendermonats. Alle mit den nicht übergehenden Arbeitsverhältnissen verbundenen Arbeitgeberpflichten, einschließlich etwa rückständiger Verpflichtungen zur Ausführung von Lohnsteuer- und Sozialversicherungs-

With respect to such employment relationships, in each case a subcontractor relationship shall form the contractual basis between Sellers and the Purchaser, limited to the particular termination date of the employment relationship. In such case, Purchaser owes to Sellers a fee amounting to wage and nonwage labor costs paid by the Sellers to the employees in the contractual period. To this extent, invoicing and payment to the Sellers shall be done within ten working days following the end of a calendar month. All employer obligations associated with the employment relationships not transferred, including obligations in arrears for discharge of wage tax and social security contributions, remain with the Sellers.

abgaben verbleiben bei den Verkäufern.

c) Ohne vorherige schriftliche Zustimmung der Erwerberin werden die Verkäufer bis zum wirtschaftlichen Übergangsstichtag

- die Arbeitsverhältnisse gemäß der noch beizufügenden, von der Erwerberin zu erstellenden **Anlage II.8.3.c)**, der von der Erwerberin zu übernehmenden Mitarbeiter weder kündigen oder einvernehmlich beenden, noch mit diesen Mitarbeitern Änderungen ihrer Arbeitsverträge vereinbaren;

- keine weiteren Mitarbeiter einstellen.

c) Without the prior written consent of the Purchaser, the Sellers will not, up to the Effective Date,

- cancel or terminate the employment contracts or agree to change the contracts with employees the Purchaser takes over as stated in **Annex B.II.8.3.c)** which is still to be prepared by Purchaser;

- recruit further employees.

d) Die Verkäufer verpflichten sich, der Erwerberin – soweit am Wirtschaftlichen Übergangsstichtag vorhanden – sämtliche Personalunterlagen und Belege der gemäß § 613 a BGB bzw. mit Zustimmung der Erwerberin auf die Erwerberin übergehenden Mitarbeiter der Schuldnerinnen zu übergeben, insbesondere über Gehalts- und Lohnzahlungen, Urlaubslisten sowie Sozial- und Krankenversicherungsbeiträge.

d) The Sellers are obliged to provide the Purchaser – if available on the Effective Date – with all staff and supporting documents regarding to the employees transferred from Debtors 1 to 4 to the Purchaser in accordance with § 613 a German Civil Code or with the consent of the Purchaser, in particular on salary and wage payments, holiday lists, and social and health insurance contributions.

9 Dauerschuldverhältnisse

Die Erwerberin wird zum Wirtschaftlichen Übergangsstichtag in die Leasingverträge und sonstigen Mietverträge, Versicherungs- und Energielieferungsverträge sowie sonstigen Dauerschuldverhältnisse eintreten, die zur Fortführung des Betriebes notwendig sind, und deren Fortführung durch die Erwerberin gewollt ist.

Sofern die Erwerberin beabsichtigt, in bestimmte Verträge nicht einzutreten, ist sie - insbesondere bei Leasingverträgen und Mietverträgen - verpflichtet, die Leasing- und Mietgegenstände unverzüglich an den Eigentümer herauszugeben. Die zwischen dem Wirtschaftlichen Übergangs-stichtag und dem Herausgabezeitpunkt entstandenen Kosten aus dem Leasing- bzw. Mietvertrag sind durch die Erwerberin zu erstatten.

9. Continuing obligations

The Purchaser will as of the Effective Date enter into the leasing agreements and other rental contracts, insurance and energy supply agreements and other continuing obligations that are necessary to continue the business operation and which continuation is desired by Purchaser.

Provided that Purchaser intends not to enter into certain contracts, the Purchaser shall – especially regarding lease and rental agreements – be obliged to surrender the leased and rented items immediately to the respective owner. The costs incurred under the lease or rental agreement between the Effective Date and the release date shall be reimbursed by the Purchaser.

Sofern eine Übertragung von Dauerschuldverhältnissen nicht auf den Wirtschaftlichen Übergangsstichtag erfolgt, sind die bis zum tatsächlichen Übertragungsstichtag entstandenen Kosten im Innenverhältnis durch die Erwerberin an die Verkäufer auszugleichen.

If a transfer of continuing obligations is not carried out with effect as of the Effective Date, the costs incurred up to the actual effective date of the transfer shall internally be compensated by Purchaser to Sellers.

Sollten die Vermieter oder Leasinggeber der Übertragung auf die Erwerberin nicht zustimmen, so wird die Vertragsabwicklung im Außenverhältnis von den Verkäufern vorgenommen.

If a landlord or lessor does not agree to the transfer to the Purchaser, the contract handling vis-à-vis them shall externally be carried out by Sellers.

Im Innenverhältnis stellt die Erwerberin die Insolvenzverwalter 1 und 2 von Verpflichtungen aus diesen Leasingverträgen, Mietverträgen und dergleichen nach Maßgabe dieser Ziffer 9 frei.

The Purchaser shall indemnify the Sellers from obligations arising out of these lease agreements, rental agreements or similar in accordance with this Section 9.

10. Mängelbeseitigung

Die Erwerberin verpflichtet sich, die von der Schuldnerinnen 1 bis 4 zu-gesagten Gewährleistungen, Mangelhaftungen und Garantien, die im Zusammenhang mit der Abwicklung von Kundenaufträgen stehen (soweit es sich um Lieferungen und Leistungen nach Stellung der jeweiligen Insolvenzanträge handelt), sachlich und rechtlich zu prüfen und gegenüber den Anspruchstellern zu bearbeiten. Sofern eine tatsächliche Nachbesserung möglich und rechtlich geboten ist, verpflichtet sich die Erwerberin, diese auf eigene Kosten durchzuführen, wobei sie berechtigt ist, diese Kosten vom Treuhandkonto (wie in § B.II.12.5. definiert) abzuziehen. Schadenersatzansprüche oder Geldersatz sind in keinem Fall durch die Erwerberin geschuldet. Für die Nachbesserung entsteht ein Erstattungsanspruch gegenüber den Verkäufern grundsätzlich nicht.

10. Remedy

The Purchaser agrees to examine the warranties, defect liabilities and guarantees granted by Debtors 1 to 4 in connection with processing of customer orders (as far as concerning delivery and service after filing the application to open the insolvency proceedings) under factual and legal aspects and handle them vis-à-vis the claimants. If a factual remedy is possible and necessary by law, the Purchaser undertakes to carry it out at own costs, but allowing the Purchaser to deduct these cost from the Escrow Account (as defined in B.II.12.5). No damages or compensation in money is owed by Purchaser. In principle, no compensation claim vis-à-vis Sellers shall result from any such remediation.

11. Abwicklung nicht übertragbarer Rechts- und Vertragsverhältnisse

Die Vertragsparteien werden sich nach dem Wirtschaftlichen Übergangsstichtag unverzüglich nach besten Kräften dafür einsetzen, dass die jeweiligen Vertragspartner der schuldbefreienden

11. Processing of non-transferable legal and contractual relationships

The shall use best efforts to ensure after the Effective Date that the respective contractual partners agree to the assumption with discharging effect of the contractual and legal relationships under

Übernahme der Vertrags- und Rechtsverhältnisse nach Maßgabe dieses Vertrages (vgl. B.II.4 und B.II.7) zustimmen. Wenn bzw. solange die Zustimmung nicht erteilt wird, werden sich die Vertragsparteien im Innenverhältnis wirtschaftlich so behandeln, als sei die Zustimmung zum Wirtschaftlichen Übergangs-stichtag erfolgt. Auf Verlangen einer Vertragspartei werden die Vertragsparteien zu diesem Zweck z. B. entsprechende Vereinbarungen (z. B. Untermietverträge, Lizenzverträge, Zulieferverträge) abschließen, um die Vorteile und Kosten aus diesen Verträgen auf die Erwerberin überzuleiten. Grundsätzlich gilt Folgendes:

this contract (see Sections B.II.5 and B.II.7). If and so long as the consent is not obtained, the parties shall put each other in the same economic condition as if the approval occurred on the Effective Date. At the request of either party, the parties shall, for this purpose, for example, enter into appropriate agreements (e.g. sub-leases, license agreements, supply agreements) to reconcile the benefits and costs of these contracts to the Purchaser. In principle, the following applies:

Die Erwerberin wird alle Verbindlichkeiten und sonstigen Verpflichtungen der Verkäufer gegenüber dem Vertragspartner auf eigene Rechnung und mit eigenem Personal erfüllen und die Verkäufer von jeder Inanspruchnahme durch die Vertragspartner oder durch Dritte auf erste Anforderung freistellen. Die Verkäufer werden treuhänderisch für die Erwerberin nach deren Weisung und auf deren Rechnung alle nicht übertragbaren Forderungen und sonstigen vertraglichen Rechte der Erwerberin geltend machen sowie alle vertraglichen Pflichten gegenüber dem Vertragspartner erfüllen. Soweit möglich, werden die Verkäufer zur Ausübung aller ihm zustehenden vertraglichen Rechte der Erwerberin Vollmacht erteilen.

The Purchaser will fulfill all liabilities and other obligations of the Sellers vis-à-vis the contractual partner on its own account with its own staff and indemnify the Sellers from any claims by the contractor or by a third party upon first demand. The Sellers will fiduciary enforce every nontransferable claim and any other contractual right upon instruction and for account of the Purchaser and fulfill any contractual obligation vis-à-vis the contract partner. Whenever possible, the Sellers will give power of attorney to the Purchaser regarding every right Purchaser is entitled to.

Die Verkäufer werden alle nach dem Wirtschaftlichen Übergangsstich-tag erhaltene Zahlungen und sonstigen Leistungen sowie Korrespondenz in Bezug auf die von der Erwerberin übernommenen Verträge, Angebote, Aufträge, sonstige Anfragen von Kunden, Lieferanten und sonstigen Geschäftspartnern unverzüglich an die Erwerberin weiterleiten. Die Erwerberin wird alle Zahlungen und jede Korrespondenz, die sie nach dem Wirtschaftlichen Übergangsstichtag erhält und die nicht veräußerte Vermögenswerte bzw. von der Erwerberin nicht übernommene Rechts- und Vertragsverhältnisse betreffen, unverzüglich an die Verkäufer

The Sellers will forward immediately to the Purchaser after the Effective Date all payments received and other services, as well as correspondence relating to the contracts assumed by the Purchaser, quotations, orders, inquiries from other customers, suppliers and other business partners. The Purchaser will forward all payments and any correspondence that it receives after the Effective Date which relate to assets not sold or legal and contractual relationships not assumed by Purchaser immediately to Sellers.

weiterleiten.

12. Kaufpreis, Treuhandkonto

12.1 Für die veräußerten Vermögenswerte sind nachfolgende Kaufpreise zu entrichten:

Vermögenswert		Betrag (EUR)
II.2	Sachanlagevermögen, Betriebseinrichtungen und Inventar	450.000]
	hiervon Schuldnerin 1	
	Schuldnerin 2	
	Schuldnerin 3	[ ]
	Schuldnerin 4	[ ]
II.4	Vorräte, Abschlagszahlung	3.289.999
	hiervon Schuldnerin 1	[ ]
	Schuldnerin 2	[ ]
	Schuldnerin 3	[ ]
	Schuldnerin 4	[ ]
II. 6	immaterielle Vermögenswerte	450.000
	hiervon Schuldnerin 1	[ ]
	Schuldnerin 2	[ ]
	Schuldnerin 3	[ ]
	Schuldnerin 4	[ ]
	Anteile ROB Systems, Rumänien	1,00
	Darlehen an ROB Systems, Rumänien 10.000,00	

Der Gesamtbetrag gem. B.II.12.1 nachfolgend der "**Kaufpreis**".

12.2 Der endgültige Kaufpreis berechnet sich nachstehend wie folgt:

12. Purchase Price, Escrow Account

12.1 For the Assets Sold, the following purchase prices are payable:

Asset		Amount (EUR)
II.2	Property, operating equipment and inventory	[ ]
thereof	Debtor 1	[ ]
	Debtor 2	[ ]
	Debtor 3	[ ]
	Debtor 4	[ ]
II.4	Inventories, down payment	[ ]
thereof	Debtor 1	[ ]
	Debtor 2	[ ]
	Debtor 3	[ ]
	Debtor 4	[ ]
II.6	Intangible assets	[ ]
thereof	Debtor 1	[ ]
	Debtor 2	[ ]
	Debtor 3	[ ]
	Debtor 4	[ ]
	Shares ROB Systems, Romania	1.00
	Loan to ROB Systems, Romania	10,000.00

The aggregate amount of purchase prices under this Section B.II.12.1 shall be the "**Purchase Price**".

12.2 The final Purchase Price is calculated as follows:

a) Am 29. September 2013 ist das Vorratsvermögen zum Wirtschaftlichen Übergangsstichtag von den Verkäufern und der Erwerberin gemeinsam im Rahmen einer Inventur aufzunehmen und gemäß den bei Erstellung von **Anlage 5** zugrunde gelegten Kriterien zu bewerten („**Bewertung Vorräte**").

a) At September 29, 2013 the inventory assets as of the Effective Date shall be recorded in the course of an inventory jointly by the Sellers and the Purchaser, be evaluated in accordance with the criteria laid under **Annex 5("Valuation Inventory")**.

b) Sollten vorbenannte Vertragsparteien bei der Bewertung der Vorräte zum Wirtschaftlichen Übergangsstichtag kein oder nur teilweise ein einvernehmliches Ergebnis erzielen, hat eine von den Parteien zu bestimmende unabhängige Wirtschaftsprüfungsgesellschaft die Bewertung, insoweit diese strittig ist, anhand der vorstehenden Grundsätze vorzunehmen. Das Ergebnis seiner Bewertung ist für beide Vertragsparteien verbindlich. Die Kosten der Wirtschaftsprüfungsgesellschaft werden von den Parteien hälftig getragen.

b) If the aforementioned parties are unable to agree on the evaluation of the inventories on the Effective Date completely or in part, an independent audit firm to be determined by the Parties shall perform the evaluation, as far as there is a dispute, in accordance with the above principles. The result of his evaluation is binding to both parties. The costs of the independent auditor will be shares equally by the Parties.

c) Der endgültige Kaufpreis entspricht der Summe aus der Bewertung Vorräte und einem Betrag von EUR 447.089.

c) The final Purchase Price will be the Valuation Inventory plus EUR 447,089.

d In jedem Falle ist der Kaufpreis auf einen Gesamtbetrag von EUR 4.200.000 begrenzt, so dass die Verkäufer keinen höheren Kaufpreis fordern können.

d) In any case the purchase price is limited to EUR 4,200,000, therefore the Sellers cannot claim a higher purchase price.

12.3 Die Parteien gehen davon aus, dass der Verkaufsvorgang nicht mehrwertsteuerpflichtig ist, da es sich nach Einschätzung der Parteien um eine Betriebsveräußerung im Ganzen handelt, die gemäß Umsatzsteuergesetz nicht mehr mehrwertsteuerpflichtig ist.

12.3 The parties expect that the sale process is not subject to VAT as, in the opinion of the parties, the businesses are sold as a whole, which is not subject to VAT under the German VAT Act.

Sollte eine für die Erwerberin oder die Verkäufer zuständige Finanzbehörde die Mehrwertsteuerpflichtigkeit rechtswirksam feststellen, verpflichten sich die Verkäufer gegenüber der Erwerberin, einen mehrwertsteuer-abzugsfähigen Beleg über den Gesamtkaufpreis zu erstellen. In diesem Fall verpflichtet sich die Erwerberin nach Vorlage dieses Beleges, die im Kaufpreis dann ausgewiesene zusätzliche Mehrwertsteuer an die Verkäufer sofort zu entrichten.

Sellers undertake to issue to Purchaser a value-added tax-deductible invoice for the total purchase price, if a tax authority competent for the Purchaser or the Sellers legally effective determines a VAT liability. In this case, Purchaser is, upon presentation of the invoice, obliged to pay the applicable VAT to the purchase price to the Sellers.

12.4 Die Erwerberin hat den von ihr zu

12.4 The Purchase Price payable by Purchaser

entrichtenden Kaufpreis an die Verkäufer innerhalb von zehn Werktagen (Tage, an denen Banken in Karlsruhe, Deutschland, regulär geöffnet sind), nachdem alle in B.III.2. genannten Vollzugsbedingungen erfüllt wurden oder auf deren Erfüllung verzichtet wurde, auf das in B.II.12.5 näher beschriebene Konto wie folgt zu überweisen:

to the Sellers is due for payment within ten business days (days on which the banks in Karlsruhe, Germany are open for business) after all Completion Condition pursuant to Section B.III.2 having been fulfilled or waived, to the accounts specified under Section B.II.12.6 as follows:

a) ein Betrag von EUR 500.000 (**"Treuhandbetrag"**) ist auf das Konto eines unabhängigen Treuhänders (**"Treuhänder"**) zu zahlen und dient der Erwerberin als Sicherheit für Ansprüche aus diesem Vertrag;

a) An amount of EUR 500,000 (**"Escrow Amount"**) shall be paid to the account of an independent escrow agent (**"Escrow Agent"**) and serve as security for Purchaser for certain claims hereunder.

b) der Differenzbetrag zum Kaufpreis ist an die Verkäufer zu zahlen.

b) The remainder amount of the Purchase Price shall be paid to the Sellers.

12.5 Der Treuhandbetrag ist durch den Treuhänder wie folgt zu zahlen:

12.5 The Escrow Amount shall be paid by the Escrow Agent as follows:

a) gemäß übereinstimmender oder gemeinsamer schriftliche Anweisungen der Verkäufer und der Erwerberin;

a) in accordance with corresponding or joint written instructions from Sellers and Purchaser;

b) an die Erwerberin in solchen Beträgen, die der Erwerberin gegen die Verkäufer aus oder im Zusammenhang mit dem vorliegenden Kaufvertrag durch rechtskräftiges gerichtliches Urteil oder Schiedsspruch zugesprochen wurden, jeweils nach Vorlage einer Ausfertigung des entsprechenden Urteils oder Schiedsspruchs durch die Erwerberin;

b) to Purchaser in such amounts in which payment claims of Purchaser against Sellers under or in connection with this Purchase Agreement have been adjudicated by final court judgment or arbitral award, in each case upon presentation by Purchaser of an original of the respective judgment or award; or

c) an die Verkäufer nach Ablauf von 36 Monaten ab dem Übertragungstag in Höhe des verbliebenen Betrags, nach Abzug der von der Erwerberin gegenüber den Verkäufern geltend gemachten Zahlungsansprüche, die die Erwerberin im Wege ordnungsgemäßer (Schieds-)-Klageerhebung gefordert hat. Die nach dieser Zahlung auf dem Treuhandkonto verbliebenen Beträge sind vom Treuhänder gemäß lit. a) oder b) zu zahlen, oder an die Verkäufer in Höhe derjenigen Beträge zu zahlen, die durch rechtskräftiges Urteil oder endgültigen Schiedsspruch abgelehnt und durch Vorlage eines entsprechenden Originals nachgewiesen sind.

c) to Sellers, upon expiration of a time period of 36 months after the Transfer Date in the then available amount, after deduction of the amounts of any outstanding payment claims that Purchaser has asserted against Sellers by way of a duly filed complaint or request for litigation. The funds remaining in the Escrow Account after such release shall be released by the Escrow Agent pursuant to lit. a) or b) above or to Sellers in the amounts of any pending claims that have been denied by final court judgment or arbitral award, upon presentation by Sellers of an original of the respective judgment or award.

Die Kosten des Treuhänders tragen die

The costs for the Escrow Account shall be

Verkäufer und die Erwerberin zu gleichen Teilen.

borne by Sellers and Purchaser in equal parts.

12.6 Zahlungen im Rahmen dieses Vertrages sind ohne Abzüge von Kosten, Gebühren und Quellensteuern, sofern solche anfallen, durch unverzüglich verfügbare Geldmittel per Banküberweisung auf das entsprechende Bankkonto zu leisten. Zahlungen an die Verkäufer sind auf die von den Verkäufern spätestens eine Woche vor Vollzugstag zu benennende Anderkonto zu leisten.

12.6 Payments under this Agreement shall be made free and clear of costs, charges and withholding taxes, if any, in immediately available funds by wire transfer to the respective bank account. Payments to Sellers are to be made to the bank accounts of the Seller as specified at least one week prior to the Transfer Date.

Auch die Zahlung der eventuell nachzuentrichtenden Mehrwertsteueranteile (siehe oben) ist auf das obige Anderkonto der Verkäufer zu bezahlen.

A payment of additional value added tax, if any (see above), is also to be made to the above client account of Sellers.

12.7 Zur Sicherung des Kaufpreisanspruchs der Verkäufer vereinbaren die Parteien Folgendes: Die Erwerberin ist berechtigt, die zu übertragenden mobilen Gegenstände zu verarbeiten und zu veräußern, unter Berücksichtigung der nachfolgenden Bestimmungen:

12.7 To secure the payment of the Purchase Price in favor of the Sellers, the Parties agree to the following: The Purchaser is entitled to process and to sell the moveable assets to be transferred subject to the following provisions:

a) Die Befugnis der Erwerberin, im ordnungsgemäßen Geschäftsverkehr Vorbehaltsware zu verarbeiten, endet mit der Zahlungseinstellung der Erwerberin oder dann, wenn über ihr Vermögen die Eröffnung des vorläufigen Insolvenzverfahrens oder die Eröffnung des Insolvenzverfahrens beantragt wird.

a) The power of the Purchaser to process goods in the ordinary course of business ends with the cessation of payment by the Purchaser or, if the opening of preliminary insolvency proceedings or insolvency proceedings is applied for over the assets of Purchaser.

b) Wenn die Vorbehaltsware mit anderen ebenfalls unter verlängertem Eigentumsvorbehalt, also unter Ausschluss der Rechtsfolgen des § 950 BGB gelieferten Gegenständen verarbeitet wird, erwerben die Verkäufer das Miteigentum an der neuen Sache im Verhältnis des Rechnungswertes seiner Vorbehaltsware zum Rechnungswert der an-deren verarbeiteten Gegenstände.

b) If the reserved goods together are processed with other goods under extended retention of title, i.e., excluding the legal consequences according to § 950 BGB, the Sellers shall acquire joint ownership of the new item in proportion to the in-voiced value of the reserved goods in comparison with the invoice value of the other processed items.

c) Die Erwerberin tritt hiermit die Forderung mit allen Nebenrechten aus dem Weiterverkauf der Vorbehaltsware an die Verkäufer ab, und zwar auch insoweit als die Ware verarbeitet ist. Die Verkäufer nehmen diese Abtretung an. In anderem

c) The Purchaser hereby assigns the claim with all ancillary rights arising from the resale of the reserved goods to the Sellers, also to the extent the goods have been processed. The Sellers accept this assignment. In other cases, i.e. in the event

Falle, d. h. beim Zusammentreffen der Vorauszessionen an mehrere Lieferanten, steht den Verkäufern ein, der Regelung gemäß II. b) entsprechender Bruchteil der jeweiligen Kaufpreisforderung zu.

of making a simultaneous advance assignment to multiple suppliers, the Sellers are entitled to the corresponding fraction of the purchase price pursuant to Section B.II.12.7.b).

d) Die Verkäufer werden die abgetretenen Forderungen, solange die Erwerberin ihren Zahlungsverpflichtungen nachkommt, nicht einziehen. Die Erwerberin ist aber verpflichtet, den Verkäufern auf Verlangen eine genaue Aufstellung der den Verkäufern zustehenden Forderungen mit Namen und Anschrift der Abnehmer, Höhe der einzelnen Forderung, Rechnungsdatum usw., zu geben, die Abtretung seinen Abnehmern bekanntzugeben und den Verkäufern alle für die Geltendmachung der abgetretenen Forderungen nötigen Auskünfte zu erteilen. Die Erwerberin ist berechtigt, die Forderungen solange selbst einzuziehen, wie ihr die Verkäufe keine andere Weisung geben.

d) The Sellers will not collect the assigned claims, as long as the Purchaser meets its payment obligations. The Purchaser, however, is obliged to give the Sellers on demand a detailed list of any funds owed to the Sellers, the names and ad-dresses of customers, the amount of each claim, invoice date, etc., to announce the assignment to its customers and to provide all relevant information required for enforcement of the assigned claims by the Sellers. Purchaser is entitled to collect the claims itself as long as there is no other instruction by Sellers.

e) Der Eigentumsvorbehalt bleibt auch dann bestehen, wenn einzelne Forderungen der Verkäufer in eine laufende Rechnung aufgenommen werden und der Saldo gezogen und anerkannt ist.

e) The retention of title remains valid even when individual claims of the Sellers are included in a current invoice and the balance is drawn and acknowledged.

f) Wenn die durch den Eigentumsvorbehalt bestehende Sicherung die zu sichernde Forderung um 20 % übersteigt, werden die Verkäufer voll bezahlte Gegenstände nach ihrer Wahl freigeben.

f) If the security under retention of title exceeds the secured claims by 20 %, the Sellers will release fully paid items on their own choice.

g) Verpfändung oder Sicherungsübereignung der Vorbehaltsware bzw. der abgetretenen Forderungen sind unzulässig. Von den Pfändungen sind die Verkäufer unter Angabe des Pfandgläubigers sofort zu benachrichtigen.

g) Pledge or transfer of the reserved goods or the assigned claims is not permitted. In case of seizure, the Sellers shall be notified immediately, stating the identity of the claimant.

h) Die Erwerberin ist verpflichtet, sobald sie die Zahlungen eingestellt hat, und zwar unverzüglich nach Bekanntgabe der Zahlungseinteilung, den Verkäufern eine Aufstellung über die noch vorhandene Eigentumsvorbehaltsware, auch soweit sie verarbeitet ist, und eine Aufstellung der Forderungen an die Drittschuldner nebst Rechnungsabschriften zu übersenden.

h) The Purchaser is obliged, once it has stopped payments, to send immediately after notification of the payment cessation, to the Sellers a list of the still existing retention of title, even if it is processed, and a list of claims against third party debtors including copies of invoices.

i) Die Verkäufer können sich aus zurückgenommenen Vorbehaltsgegenständen durch deren freihändigen Verkauf befriedigen.

i) The Sellers may obtain compensation from the reserved objects taken back by private sale.

j) Die Erwerberin verwahrt die Vorbehaltsware für die Verkäufer. Sie hat sie gegen Feuer, Diebstahl sowie Wasserschaden zu versichern. Die Erwerberin tritt hiermit ihre Entschädigungsansprüche, die ihr aus Schäden der in Satz 2 genannten Art gegen Versicherungsgesellschaften oder sonstige Ersatzansprüche zustehen, an die Verkäufer in Höhe von dessen Forderung ab.

j) The Purchaser shall store the reserved goods for the Sellers. Purchaser shall insure them against fire, theft and water damage. The Purchaser hereby assigns its compensation claims from damages referred to in sentence 2 vis-à-vis insurance companies or other claims for compensation to Sellers in the amount of Sellers' claim.

k) Rechte aus dem Eigentumsvorbehalt und allen in diesen Bedingungen festgelegten Sonderformen gelten bis zur vollständigen Freistellung aus Eventualverbindlichkeiten, die die Verkäufer im Interesse der Er-werberin eingegangen sind.

k) Rights from reservation of title and all special forms specified in the conditions hereunder apply until the full release from contingent liabilities which the Sellers have incurred in the interest of the Purchaser.

l) Sämtliche Rechte der Verkäufer gemäß dieser Ziffer 12.7 erlöschen mit Zahlung des vollständigen Kaufpreises durch die Erwerberin.

l) If the full Purchase Price is paid by the Purchaser, all rights of the Sellers under this Section 12.7 shall expire.

12.8 Nicht fristgerecht erfolgte Kaufpreiszahlungen sind mit 8 %-Punkten über dem Basiszinssatz p. a. zu verzinsen.

12.8 Payments not made in time shall bear interest of 8 % above the base rate per annum.

12.9 Der Nachweis eines im Falle des Verzugs höheren Schadens bleibt den Vertragsparteien unbenommen. Die Verzinsungsansprüche setzen keine Mahnung voraus. Einer Vertragspartei ist gegenüber dem Zahlungsanspruch der anderen Vertragspartei eine Aufrechnung oder Zurückbehaltung mit eigenen oder abgetretenen Gegenansprüchen untersagt, soweit diese nicht unbestritten oder rechtskräftig festgestellt sind.

12.9 Proof of a higher loss in case of default remains available to the parties. Interest claims require no reminder. Neither party is entitled to set-off or retention with own or assigned claims, unless such claim is undisputed or legally binding.

13. Haftung der Insolvenzverwalter 1 und 2

13. Liability of the Insolvency Administrators 1 and 2

13.1 Verkäufergarantien

13.1. Sellers' Guarantees

Die Verkäufer garantieren, vorbehaltlich in diesem Kaufvertag genannter Einschränkungen, im Wege eines

The Sellers hereby guarantee, subject to any limitations contained in this Purchase Agreement, by way of an independent

selbständigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB, dass die im Folgenden genannten Angaben zum Zeitpunkt des Unterzeichnungstags oder eines ausdrücklich im folgenden genannten Zeitpunkts richtig sind (gemeinsam **"Verkäufergarantien"**). Die Parteien sind sich einig, dass die Verkäufer keine anderen Garantien abgeben oder übernehmen als die in diesem Abschnitt B.II.13.1 genannten, und dass keine der Verkäufergarantien als Garantie oder Gewährleistung im Sinne der §§ 276 Abs. 1, 433 BGB im Hinblick auf die Beschaffenheit des Geschäftsbetriebs oder der Verkauften Vermögenswerte zu verstehen sind.

guarantee pursuant to sec. 311 para. (1) BGB that the statements set forth hereinafter are true and correct as of the Signing Date or as of any other date explicitly referred to below (collectively **"Sellers' Guarantees"**). The parties agree that Sellers do not give or assume any guarantees other than those set forth in this Section B.II.13.1 and none of the Sellers' Guarantees shall be construed as a guarantee or representation within the meaning of Secs. 276 para. (1), 443 BGB with respect to the quality of the businesses or any of the assets sold hereunder.

a) Die Verkäufer sind die alleinigen und unbeschrankten rechtlichen und wirtschaftlichen Eigentümer der Verkauften Vermögenswerte und haben das unbeschränkte Recht, solche Vermögenswerte im Einklang mit diesem Kaufvertrag zu veräußern. Mit Ausnahme von üblichen Eigentumsvorbehalten und üblichen Pflichten innerhalb der hierunter übernommenen Verträge, solche Eigentumsvorbehalte zu gewähren oder zu schaffen, sind die Verkauften Vermögenswerte frei von jeglichen Rechten Dritter oder Belastungen, und die Verkäufer trifft keine Pflicht, solche Rechte oder Belastungen zu gewähren oder zu schaffen.

a) Sellers are the sole and unrestricted legal and beneficial owner of the Sold Assets and have the unrestricted right to dispose of such assets in accordance with this Purchase Agreement. Except for customary retention of title rights and customary obligations to grant or create such rights under the agreements assumed hereunder, the Sold Assets are free and clear of any rights of third parties or en-cumbrances and Sellers are under no obligation to grant or create such rights or encumbrances.

b) Keines der Anstellungsverhältnisse der in der durch die Erwerberin noch beizufügenden **Anlage II.13.1.b)** (Schlüsselmitarbeiter) genannten Arbeitnehmer wurde am Unterzeichnungstag und Vollzugstag gekündigt.

b) None of the employment relationships of the employees in **Annex B.II.13.1.b)** still to be provided by Purchaser (key employees) has been terminated at the Signing Date and Transfer Date.

c) Mit Ausnahme der in der noch beizufügenden **Anlage II.13.1.c)** aufgeführten Verpflichtungen gibt es keinerlei Altersversorgungs-, Direktversicherungs- oder ähnliche Verpflichtungen, die mit den Arbeitnehmern, deren Vertragsverhältnisse gem. B.II.8. übertragen werden, übergehen.

c) Except the obligations listed in **Annex B.II.13.1.c)** which still to be provided there are no pension, direct insurance or similar obligations which will transfer together with the employees to be transferred in accordance with Section B.II.8.

d) Nach Kenntnis der Verkäufer wurden der Erwerberin gegenüber alle wesentlichen Umstände, aus denen Risiken oder

d) To Sellers' knowledge, all essential circumstances which constitute risks and possible legal claims against Purchaser

mögliche rechtliche Ansprüche gegen die Erwerberin erwachsen können; offengelegt.

have been disclosed to Purchaser.

13.2. Im Falle der Verletzung oder Nichterfüllung einer der Verkäufergarantien oder der Zusicherungen der Verkäufer (gemeinsam **"Erwerberanspruch"**) haften die Verkäufer dafür, die Erwerberin so zu stellen, als wenn die Verletzung oder Nichterfüllung nicht eingetreten wäre. Ist dies nicht möglich oder unverhältnismäßig oder erfolgt die Mangelbeseitigung nicht innerhalb von vier Wochen nach Benachrichtigung der Verkäufer durch die Erwerberin über einen Erwerberanspruch, haben die Verkäufer sämtliche Einbußen und Schäden der Erwerberin auszugleichen, die nicht eingetreten wären, wenn die Verletzung oder Nichterfüllung nicht eingetreten wäre. Dies gilt unabhängig davon, ob die Verkäufer ein Verschulden trifft.

13.2. In the event of any breach or non-fulfillment by Sellers of any of the Sellers' Guarantees or of the Sellers' Covenants (collectively **"Purchaser Claim"**), Sellers shall be liable for putting Purchaser into the same position that it would have been in had the relevant breach or non-fulfillment not occurred. If this is not possible or reasonable or if the remediation shall not have occurred within four weeks after notification of Sellers by Purchaser of a Purchaser Claim, Sellers shall compensate Purchaser for all losses and damages which would not have been incurred had the relevant breach or non-fulfillment not occurred. This applies regardless of whether Sellers was at fault in relation to the relevant breach or non-fulfillment.

13.3 Erlangt die Erwerberin Kenntnis von einem Erwerberanspruch, wird die Erwerberin die Verletzung oder Nichterfüllung gegenüber den Verkäufern unter Nennung der Verletzung oder Nichterfüllung schriftlich anzeigen sowie die Höhe des in Rede stehenden Betrags mitteilen, soweit dies im Zeitpunkt der Mitteilung möglich ist.

13.3 In the event that Purchaser becomes aware of a Purchaser Claim, Purchaser will give Sellers written notice of such breach or non-fulfillment stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given.

13.4 Der Erwerberanspruch verjährt innerhalb von 36 Monaten ab dem Übertragungstag.

13.4 Purchaser Claims shall become time-barred 36 months after the Transfer Date.

13.5 Die Haftung der Verkäufer für den Erwerberanspruch ist der Höhe nach begrenzt auf den auf dem Treuhandkonto jeweils verfügbaren Treu-handbetrag.

13.5. The liability of Sellers for a Purchaser Claim shall be limited to the Escrow Amount available from time to time on the Escrow Account.

13.6 Darüber hinaus hatte die Erwerberin Gelegenheit, sich über alle Einzelheiten des Geschäftsbetriebs eingehend zu informieren und Einblick in die Geschäftsunterlagen zu nehmen. Sie hatte ausreichend Gelegenheit, die Beschaffenheit der veräußerten Vermögenswerte vor Ort zu prüfen. Dies vorausgeschickt, werden sämtliche in diesem Kaufvertrag veräußerten Vermögenswerte den Besonderheiten eines Insolvenzverfahrens entsprechend verkauft, wie sie stehen und liegen, somit

13.6 Apart from this, the Purchaser has had the opportunity to inform itself of all details of the business and to get an insight into the business records. It had had ample opportunity to examine the nature of the assets sold locally. That said, all assets in this con-tract are sold corresponding to the peculiarities of insolvency proceedings, in the state they are in, and thus under exclusion of any liability for defects as well as legal defects, unless stipulated otherwise in this contract. Except for Section B.II.13.1, Guarantees and warranties are not made

unter Ausschluss jeglicher Haftung für Sach- wie auch für Rechtsmängel, soweit in diesem Vertrag nichts anderes bestimmt ist. Mit Ausnahme von B.II.13.1. sind Garantien und Zusicherungen im Rahmen dieses Kaufvertrages nicht erfolgt. Beschaffenheitsvereinbarungen außerhalb dieses Vertrages sind nicht erfolgt, verbindliche Erklärungen außerhalb dieses Vertrages nicht abgegeben worden.

under this contract. Agreements as to quality outside of this contract have not been made, binding declarations outside this contract have not been made, either.

Die Verkäufer haften auch nicht für den Bestand und die Durchsetzbarkeit von Verträgen und Vertragsangeboten sowie Dauerschuldverhältnissen.

The Sellers are not liable for the existence and enforceability of contracts and contract proposals and continuing obligations.

Der Erwerberin ist bekannt, dass in einigen Bereichen auf Grund der Insolvenz ein Investitionsbedarf besteht. Eine Beschaffenheitsvereinbarung, Zusicherung oder Garantie hinsichtlich Umsatz und/oder Ertrag des Geschäftsbetriebs wird nicht gegeben. Eine Haftung hierfür wird nicht übernommen. Der Erwerberin ist bekannt, dass die Gewerkschaft eine Betriebsratswahl initiiert hat.

The Purchaser is aware that in some areas there is a need for investment due to the insolvency. A quality agreement, representation or guarantee regarding sales and / or profitability of the business is not given. Liability is not accepted for this purpose. The Purchaser is aware that the union has initiated a work's council election.

Eine nicht von den Verkäufern zu vertretende Verschlechterung vor dem wirtschaftlichen Übergangsstichtag begründet kein Recht der Erwerberin auf Schadensersatz, Instandsetzung oder Nachlieferung der betroffenen Vermögenswerte. Unberührt bleiben die gesetzlichen Rechte gemäß § 285 BGB und auf Kaufpreisminderung.

An adverse change not caused by the Sellers before the Effective Date does not entitle the Purchaser to compensation, repair or replacement of the affected assets. This does not affect the statutory rights under § 285 German Civil Code and relating to purchasing price reduction.

13.7 Die Haftung der Verkäufer ist insgesamt beschränkt auf den von der Erwerberin gezahlten Kaufpreis.

13.7 The liability of the Sellers is limited to the purchase price paid by Purchaser.

Eine persönliche Haftung der Verkäufer, gleich aus welchem Rechtsgrund, ist ausgeschlossen.

Personal liability of the Sellers, regardless of the legal reason, is excluded.

13.8 Der Haftungsausschluss bzw. die Haftungsbegrenzung gelten nur, soweit dies gesetzlich zulässig ist.

13.8 The exclusion or limitation of liability applies only to the extent permitted by law.

14. Geschäftsunterlagen

14. Business Records

Die Verkäufer übergeben zum Wirtschaftlichen Übergangsstichtag alle vorhandenen sonstigen

The Sellers deliver at the Effective Date all existing other business records that are necessary for the continuation of business

Geschäftsunterlagen, die zur Fortführung des Geschäftsbetriebes notwendig und / oder zweckmäßig sind, insbesondere den Schriftwechsel, Verträge mit Dritten, Personalakten einschl. der Einstellungsverträge, freiwillige Sozialleistungen, Garantie- und Gewährleistungen, behördliche Genehmigungen, Erlaubnisse und Vertriebsverträge, Preislisten, Kunden- und Lieferantenlisten, Prospekte udgl., an die Erwerberin.

operations and / or appropriate, in particular the correspondence, contracts with third parties, personnel records including registration contracts, voluntary benefits, guarantees and warranties, regulatory approvals , permits and sales contracts, price lists, customer and supplier lists, brochures and similar, to the Purchaser.

Die Verkäufer gewähren Einsichtnahme in sämtliche Buchhaltungsunterlagen und steuerlich relevante Schriftwechsel der Schuldnerinnen.

The Sellers grant inspection of all accounting records and tax-related correspondence to the Debtors 1 to 4.

15. Aufbewahrungspflicht

Die Erwerberin erklärt sich bereit, sämtliche am Wirtschaftlichen Übergangsstichtag vorhandenen Geschäftsunterlagen der Schuldnerinnen zu übernehmen und diese gemäß den gesetzlichen Vorschriften mit der Sorgfalt eines ordentlichen Kaufmanns aufzubewahren. Eine Vergütung hierfür schulden die Verkäufer nicht.

Die Verkäufer oder eine von ihnen beauftragte, von Berufs wegen zur Verschwiegenheit verpflichtete Person haben während der Verwahrung das nicht zu vergütende Recht, die Unterlagen während der üblichen Geschäftszeiten nach Ankündigung in den Geschäftsräumen der Erwerberin einzusehen.

15. Duty to preserve records

The Purchaser agrees to take all the existing business records of Debtors 1 to 4 on the Effective Date and keep this in accordance with the legal requirements with the diligence of a prudent businessman. Sellers do not owe remuneration for this.

The Sellers, or a person subject to professional secrecy obligations appointed by them, are entitled to inspect the documents during normal business hours after notice at the premises of the Purchaser without remuneration.

16. Unterstützungstätigkeiten

Die Erwerberin verpflichtet sich, die im Rahmen des Insolvenzverfahrens notwendigen Außenprüfungen der Sozialversicherungsträger und des Finanzamtes in ihren Betriebsräumen durchführen zu lassen und im Rahmen der Prüfung die hierfür geeigneten notwendigen ehemaligen Mitarbeiter der Schuldnerinnen zur Verfügung zu stellen, sowie die Geschäftsunterlagen zur Einsicht vorzubereiten.

Des Weiteren stellt die Erwerberin den Verkäufern bis auf Weiteres für die noch

16. Support activities

The Purchaser undertakes to accept the performance of audits by social security agencies and tax offices necessary in the course of insolvency proceedings in its premises as well as to provide the adequate former employees of Debtors 1 to 4 within such audit, and to prepare the business records available for inspection.

Furthermore, the Purchaser shall provide staff to Sellers required for necessary

notwendigen Insolvenzabwicklungstätigkeiten die Mitarbeiter, insbesondere der Buchhaltung, zur Verfügung. Sie gestattet den Arbeitnehmern, für die Verkäufer die hierfür erforderlichen Arbeiten vorzunehmen.

insolvency clearing activities, in particular accounting, until further notice. Purchaser allows the employees to carry out such necessary work for the Sellers.

Hierzu gehören insbesondere für einen Zeitraum von weiteren 8 Wochen die Durchführung der außergerichtlichen Forderungsbeitreibung sowie die Zusammenstellung der Forderungsbeitreibungsunterlagen für eine evtl. notwendig durchzuführende gerichtliche Beitreibungsmaßnahme. Eine Vergütung hierfür wird durch die Verkäufer nicht geschuldet.

This includes, in particular, for a period of further 8 weeks, the execution of the out-of-court debt collection and the compilation of receivables documentation which may be necessary for possible court actions for recovery. A payment for this is not owed by the Sellers.

III. Schlussbestimmungen

III. Final terms

1. Wirksamkeits- und Vollzugsbedingung

1. Conditions to Effectiveness and Closing Conditions

1.1 Die Wirksamkeit dieses Kaufvertrages steht unter den nachfolgenden aufschiebenden Bedingungen der Erteilung der Zustimmung des Gläubigerausschusses zu diesem Kaufvertrag einschließlich seiner Anlagen (**"Wirksamkeitsbedingung"**).

1.1 The effectiveness of this Purchase Agreement including its Annex is subject to the approval by the creditors' committee (condition precedent) (**"Condition to Effectiveness"**).

1.2 Die rechtliche Übertragung der unter diesem Vertrag verkauften Vermögensgegenstände und Rechte steht kumulativ unter den nachfolgenden aufschiebenden Bedingungen wie folgt:

1.2 The transfer of the Sold Assets hereunder and the rights is subject to the fulfillment of following cumulative conditions precedent as follows:

a) Abschluss eines Mietvertrages (oder vergleichsweisen Regelung) zwischen dem derzeitigen Vermieter der Immobilien Am Wolfsbaum 1 und Oberer Strietweg 1 in Neulingen und der Erwerberin (oder einer von der Erwerberin zu bestimmenden Person) zum Übertragungstag; (rückwirkend zum Wirtschaftlichen Übergangsstichtag)

a) Conclusion of a lease agreement (or similar agreement) between the current owner of the properties at Am Wolfsbaum 1 and Oberer Strietweg 1 in Neulingen and the Purchaser (or a person determined by the Purchaser) with effect as of the Transfer Date (and retroactive effect as of the Effective Date).

b) Umsetzung des Erwerberkonzepts durch Kündigung der Arbeitnehmer, die im Erwerberkonzept genannt sind, am Standort Neulingen;

b) Completion of the Purchaser concept by termination of the employees mentioned in the Purchaser concept at the plant in Neulingen;

c) Abschluss neuer Operating-Leasingverträge mit die Erwerberin zufriedenstellenden Vertragsbedingungen zu gleichen oder besseren Konditionen,

c) New operating lease agreements have been entered into, at terms and conditions satisfactory to Purchaser and at terms equal or better than the present ones unless

es sei denn der Vertrag wurde zuvor gekündigt;

d) Abschluss der Sparkassenfinanzierung durch die Erwerberin;

e) Verifizierung von Kundendaten und – Aufträgen entsprechend dem derzeitigen Auftragsbestand von EUR 26.000.000 für das Geschäftsjahr 2014 durch die Erwerberin;

f) Eine zufriedenstellende Überprüfung von Rechnungen durch die Erwerberin, um eine korrekte Buchführung mit Blick auf Material- und andere Kosten verifizieren zu können (Belegprüfung)

(gemeinsam "**Vollzugsbedingungen**")

1.3. Die Erwerberin ist berechtigt, ganz oder in Teilen auf die in B.III.1.2.b) bis B.III.1.2.f) niedergelegten Vollzugsbedingungen schriftlich gegenüber den Verkäufern zu verzichten; die Verkäufer sind berechtigt, auf die in B.III.1.2.a) genannte Vollzugsbedingung zu verzichten. Die Wirkung eines Verzichts ist auf die Beseitigung der jeweiligen Vollzugsbedingung beschränkt und beschränkt oder beeinflusst in keiner Weise Ansprüche der jeweiligen Parteien wegen Nichterfüllung dieser oder jeder anderer Wirksamkeitsbedingung im Rahmen dieses Kaufvertrages oder im Rahmen anwendbaren Rechts.

1.4 Den Eintritt der Wirksamkeitsbedingung und sämtlicher Vollzugsbedingungen (bzw. dem Verzicht hierauf) werden die Parteien durch Unterzeichnung eines entsprechenden Closing Memorandums bestätigen.

2. Ausschluss von gesetzlichen Rücktrittsrechten

2.1 Ein Rücktrittsrecht steht der Erwerberin nur zu, falls

- die Vollzugsbedingungen nicht vollständig bis zum 31. Oktober 2013 eingetreten oder verzichtet worden sind; oder

- vor dem Wirtschaftlichen Übergangs-

previously terminated;

d) Completion of financing from Sparkasse by Purchaser;

e) Verification of customer data and orders in accordance with the current order backlog of EUR 26,000,000 for fiscal year 2014;

f) A satisfactory review of invoices by the Purchaser to verify correct accounting for material and other costs (voucher audit)

(collectively "**Closing Conditions**").

1.3 Purchaser may waive in whole or in part the Closing Conditions pursuant to Section B.III.1.2.b to B.III.1.2.f by written notice to Sellers, and Sellers may waive the Closing Conditions pursuant to Section B.III.1.2.a. The effect of a waiver shall be limited to eliminating the respective Closing Conditions and shall not limit or prejudice any claims any party may have with respect to any non-fulfillment of such or any other Condition to Effectiveness under this Purchase Agreement or under applicable law.

1.4 The fulfillment of the Condition to Effectiveness and of all Closing Conditions (or the relevant waiver, respectively) will be confirmed by the Parties by signing a Closing Memorandum.

2. Exclusion of statutory rights

2.1. A right of withdrawal of the Purchaser may only be exercised, if

- the Closing Conditions have not been completely occurred or waived until October 31, 2013, or

- governmental or judicial decisions have been made or announced (or serious

stichtag behördliche oder gerichtliche Entscheidungen getroffen oder angekündigt wurden (oder gravierende Umstände eingetreten sind), die eine Fortsetzung des Geschäftsbetriebs der Schuldnerin durch die Erwerberin untersagen oder derart einschränken, dass die Fortsetzung wirtschaftlich nicht mehr vertretbar wäre.

circumstances have occurred) before the Effective Date, which prohibit a continuation of the business of the Debtors by the Purchaser or limit in such a degree that the continuation would no longer be economically acceptable.

Die Erwerberin kann den Rücktritt vom Vertrag nur innerhalb von einem Monat ab Kenntnis des zum Rücktritt berechtigenden Grundes schriftlich erklären, es sei denn, es liegt ein Fall der arglistigen Täuschung vor.

The Purchaser may rescind the contract within one month of becoming aware of the reason entitling to withdrawal in writing, unless a case of fraudulent misrepresentation occurred.

Vorbehaltlich des vorbenannten Rücktrittsrechts sind grundsätzlich alle Ansprüche der Erwerberin ausgeschlossen, die als Folge einen Rücktritt, eine Anfechtung oder aus anderen Gründen eine Beendigung, Unwirksamkeit oder Abwicklung dieses Kaufvertrages zur Folge haben können, es sei denn, der Anspruch beruht auf einer vorsätzlichen Handlung oder arglistigen Täuschung durch die Verkäufer.

Notwithstanding the aforesaid right of withdrawal, all claims of Purchaser that would entitle it to withdrawal, or challenge or otherwise result in a termination, invalidity or winding-up of this Purchase Agreement are excluded, unless such claim is based on an intentional act or fraudulent misrepresentation by the Sellers.

Vorbehaltlich der in diesem Kaufvertrag ausdrücklich genannten Ansprüche sind grundsätzliche alle Ansprüche der Erwerberin ausgeschlossen, die als Folge eine Minderung, Rückzahlung oder Reduzierung des Kaufpreises zur Folge haben können, es sei denn, der Anspruch beruht auf einer vorsätzlichen Handlung oder arglistigen Täuschung durch die Verkäufer.

Except as expressly provided for in this Purchase Agreement, in principle all claims of the Purchaser are excluded which may result in a reduction, repayment or reduction of the purchase price, unless the claim is based on an intentional act or fraudulent misrepresentation by the Sellers.

2.2 Die Verkäufer können nur dann ihren Rücktritt erklären, wenn der Kaufpreis trotz Fälligkeit und nach Setzen einer zweiwöchigen schriftlichen Frist der Erwerberin gegenüber nicht gezahlt wird.

2.2. A right of withdrawal of Sellers may only be exercised if the Purchase Price still has not been paid when due and after setting an additional grace period of two weeks in writing to Purchaser.

3. Mitteilungen

Sämtliche Mitteilungen haben schriftlich zu erfolgen und sind per Fax, Einschreiben oder Kurier an die unten genannte Adresse oder jede sonstige Adresse, die eine Partei den anderen Parteien später schriftlich mitteilt, zu übermitteln:

3. Notices

All notices and other communications hereunder shall be made in writing and shall be delivered or sent by telefax, registered mail or courier to the addresses below or to such other addresses which may be specified by any party to the other party in the future in writing:

An die Verkäufer:	If to Sellers:
Mr. Marc-Schmidt-Thieme	[ ]
Soldnerstraße 2	
68219 Mannheim	
Fax: +49 621 8770820	
An die Erwerberin:	If to Purchaser:
Cemtrex UG	[...]
Attn. Saagar Govil	
Bleibtreustraße 24	
10707 Berlin	
Fax: +1 631 420 4985	

4. Sonstiges	**4. Miscellaneous**
4.1 Dieser Kaufvertrag und seine Anhänge beinhalten die gesamten Vereinbarungen zwischen den Parteien und verdrängen/ersetzen alle mündlichen und schriftlichen Willenserklärungen, die die Parteien im Zusammenhang mit den Vertragsverhandlungen abgegeben haben. Änderungen oder Ergänzungen dieses Kaufvertrags (einschließlich dieses B.III.51) haben schriftlich zu erfolgen, sofern das Gesetz keine strengere Form vorschreibt.	4.1 This Purchase Agreement and the Annexes thereto comprise the entire agreement between the parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the parties in connection with the contractual negotiations. Changes or amendments to this Purchase Agreement (including this Section B.III.4.2) must be made in writing unless any stricter form is legally required.
4.2 Keine Partei ist berechtigt, Rechte oder Ansprüche aus diesem Kaufvertrag ohne die vorherige schriftliche Zustimmung der jeweils anderen Partei abzutreten.	4.2 No party shall be entitled to assign any rights or claims under this Purchase Agreement without the prior written consent of the other party.
4.3 Erfüllungsort ist Neulingen.	4.3 Place of fulfillment is Neulingen.
4.4 Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland unter Ausschluss des Internationalen Privatrechts und des UN-Kaufrechts.	4.4 This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods. Place of venue shall be Mannheim, Germany.
4.5 Dieser Vertrag wurde in englischer und in	4.5 This Purchase Agreement has been

deutscher Sprache erstellt. Im Falle von Zweifeln geht die deutsche Version vor.

prepared in German and English language. In case of doubts, the German version shall prevail.

4.6 Keine Partei ist berechtigt, ohne vorherige Zustimmung der anderen Partei, das Bestehen oder den Inhalt dieses Vertrages bekannt zu machen, oder irgendeine Information hierzu Dritten zugänglich zu machen. Dies gilt nicht, wenn eine Partei oder ein mit der Partei verbundenes Unternehmen verpflichtet ist, Aussagen oder Bekanntmachungen auf Grundlage gesetzlicher Bestimmungen oder sonstiger Verordnungen (inklusive anwendbarer Börsenregularien) zu tätigen.

4.6 None of the Parties shall, without the prior written consent of the other Parties, disclose the existence or the content of this Agreement to, or make any information relating thereto available to, any third party. This shall not apply to the extent a Party or an affiliate of a Party is obliged to make an announcement or disclosure under applicable laws or regulations (including the rules of the relevant stock exchanges).

4.7 Hiervon unberührt bleibt das Recht der Parteien, Informationen gegenüber Beratern, die unter einer beruflichen Verschwiegenheitspflicht stehen, bekanntzugeben.

4.7 The right of the Parties to disclose matters to advisers who are bound by a professional duty of confidentiality shall remain unaffected.

4.8 Die Parteien verpflichten sich, ohne vorherige schriftliche Zustimmung der anderen Partei, keine öffentliche Aussage – insbesondere keine Pressemitteilung – über diesen Vertrag zu tätigen, es sei denn, dass dies aufgrund gesetzlicher Bestimmungen oder oder sonstiger Verordnungen erforderlich ist (einschließlich anwendbarer Börsenregularien).

4.8 The Parties undertake that, without the prior written consent of the other Party, neither Party shall make any public announcement – in particular no press release – regarding this Agreement, unless required by applicable laws or regulations (including the rules of the relevant stock exchanges).

5. Salvatorische Klausel

Sollten Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so wird hierdurch die Rechtswirksamkeit der übrigen Bestimmungen nicht berührt. Die Parteien sind in diesem Fall verpflichtet, an Stelle der unwirksamen Bestimmung eine Ersatzbestimmung zu verein-baren, die dem wirtschaftlichen Zweck der unwirksamen Bestimmung soweit nahe kommt, als dieses rechtlich zulässig ist. Gleiches gilt, wenn sich eine ergänzungsbedürftige Regelungslücke herausstellt. Im Übrigen verpflichten sich

5. Severability

If any provisions of this contract are wholly or partially invalid, then thereby the validity of the remaining provisions shall not be affected. The parties are obliged in this case, to the extent legally permissible, to replace the ineffective provision with a provision which reflects the economic purpose of the invalid provision as far as possible. The same applies in case of a gap. In addition, the parties commit themselves to mutual consideration with regard to the mutually set tasks of the transferee to transfer or continuation of orderly business operations and the Sellers

die Parteien zur gegenseitigen Rücksichtnahme im Hinblick auf die beiderseitig gestellten Aufgaben des Übergebers zur Übernahme oder Fortführung eines geordneten Geschäftsbetriebes und der Verkäufer zur Durchführung eines ordnungsgemäßen Insolvenzverfahrens.

to perform proper insolvency proceedings.

Mannheim, den 10.9.13

For Tobias Hock
i.v.

Mannheim, this

For Cemtrex UG
Sept 10, 2013

Anlage 5

Inventur- / Bewertungskriterien

Inventurkriterien

Für die im Rahmen des Kaufvertrags durchzuführende Inventur gelten die folgenden Inventurkriterien:

- [Ablauf]
- [ ].

Bewertungskriterien

Für die im Rahmen des Kaufvertrags erworbenen Gegenstände gelten die folgenden Bewertungsmaßstäbe:

- Gegenstände, die nach dem Datum der Insolvenzantragsstellung erworben wurden (maßgeblich ist jeweils das Datum des Kaufvertrags), werden mit 100% des Anschaffungspreises bewertet;
- Gegenstände, die bis einschließlich zum Datum der Insolvenzantragstellung der jeweiligen Gesellschaft erworben wurden, werden, wenn sie nachweislich mit rechtsverbindlichen, ungekündigten Aufträgen hinterlegt sind, mit 100% des Anschaffungspreises bewertet;
- Alle anderen bis zu diesem Zeitpunkt erworbenen Gegenstände werden gemeinsam mit einem Gesamtbetrag von EUR 1,00 bewertet.

Annex 5

Inventory / Valuation Criteria

Inventory Criteria

For the inventory to be exercised under the Purchase Agreement, the following inventory criteria apply:

- [Timing]
- [ ].

Valuation Criteria

For the assets acquired under the Purchase Agreement, the following valuation principles apply:

- Assets which have been acquired after the date of filing of insolvency proceedings (the respective date of the purchase agreement shall be decisive) shall be valued at 100% of acquisition costs;
- Assets which have been acquired until and including the date of filing of insolvency proceedings shall be valued at 100% of acquisition costs if backed with legally binding orders not having been terminated and this has been proved;
- All other assets which have been acquired until that date shall be valued with a lump-sum amount of EUR 1.00.;